Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CLICK COMMERCE, INC.,

CLICK TEXAS CORP.,

bTRADE ACQUISITION CORP.,

bTRADE, INC.,

and

CERTAIN STOCKHOLDERS OF bTRADE, INC.

June 17, 2004

i

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 17, 2004, by and among bTRADE, INC., a Texas corporation (the “Company”), CLICK TEXAS CORP., a Delaware corporation and direct, wholly-owned subsidiary of Parent (“Click Sub”), bTRADE ACQUISITION CORP., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”), CLICK COMMERCE, INC., a Delaware corporation (the “Parent”), and those holders of Company Stock whose names are set forth on the signature page hereto (the “Holders”).

RECITALS

WHEREAS, the Boards of Directors of the Parent, Click Sub, Merger Sub and the Company have determined that the merger of the Company and Merger Sub on the terms and conditions set forth in this Agreement, with the Company surviving as a wholly-owned, indirect subsidiary of Parent (the “Merger”), is advisable and in the best interests of their respective corporations and stockholders and consistent with and in furtherance of their respective business strategies and goals, and consequently have approved and adopted the Merger and this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Texas Business Corporation Act (the “TBCA”).

WHEREAS, certain terms used in this Agreement which are not capitalized have the meanings specified in Section 10.1.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties to this Agreement, intending to be legally bound by this Agreement, agree as follows:

ARTICLE I

THE MERGER

Section 1.1             The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, in accordance with the DGCL and TBCA, Merger Sub shall be merged with and into the Company in accordance with this Agreement, the DGCL and the TBCA, and the separate corporate existence of Merger Sub shall cease.  The Company shall be the surviving corporation in the Merger (sometimes referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Texas, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

Section 1.2             Effective Time.  On the Closing Date, or as soon as practicable thereafter, Merger Sub and the Company will cause a Certificate of Merger (the “Certificate of Merger”) and Articles of Merger (the “Articles of Merger”), as the case may be, to be signed, acknowledged and delivered for filing with the Secretaries of State of the States of Delaware, as provided in Section 252 of the DGCL, and Texas, as provided in Article 5.04 of the TBCA.  The

Merger shall become effective when the Certificate of Merger and Articles of Merger have been duly filed with the Secretaries of State of the States of Delaware and Texas, respectively, in accordance with the DGCL and TBCA (the “Effective Time”).

Section 1.3             Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP, Chicago, Illinois at 10:00 a.m. (Chicago time) on July 1, 2004, or such other date as the parties mutually agree (the “Closing Date”).

Section 1.4             Effects of the Merger.  The Merger shall have the effects set forth in the DGCL and TBCA, including Section 259 of the DGCL and Article 5.05 of the TBCA, and in accordance therewith, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5             The Articles of Incorporation.  The articles of incorporation of the Company in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the articles of incorporation of the Surviving Corporation until duly amended as provided therein or by applicable law.

Section 1.6             The By-Laws.  The by-laws of the Company in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the by-laws of the Surviving Corporation until duly amended as provided therein or by applicable law.

Section 1.7             Directors of Surviving Corporation.  The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

Section 1.8             Officers of Surviving Corporation.  The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1             Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a)           Capital Stock of Merger Sub.  Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)           Cancellation of Treasury Stock.  Each share of Company Stock (as defined in Section 3.3(a)) held by the Company as treasury stock immediately prior to the Effective Time shall be canceled and retired, and no payment shall be made or consideration delivered in respect thereto.

(c)           Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(i)            “Accredited Investor” has the meaning set forth in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(ii)           “Adjustment Amount” means the result, positive or negative, of (x) $1,024,000, minus (y) the excess, as of the Effective Time, of (a) the sum of the Company’s accounts receivable, cash and cash equivalents and other current assets, over (b) the sum of the Company’s accounts payable, accrued liabilities, all other current liabilities (excluding current portion of long-term debt, Subordinated Debt (which is referred to as “convertible loans” in the Most Recent Financial Statements) and its accrued interest payable, and deferred revenue), and any increase in its long-term liabilities to the Holders, Silicon Valley Bank or any other third party between May 19, 2004 and the Effective Time (other than any such increase resulting from (i) the Bridge Financing, (ii) any interest accruing after May 19, 2004 and before the Effective Time on the principal amount outstanding under the Subordinated Debt as of May 19, 2004, and (iii) any interest accruing after May 19, 2004 and before the Effective Time on the principal amount outstanding under the Silicon Valley Bank Equipment and Term Loans as of May 19, 2004).

(iii)          “Bridge Financing” means any additional indebtedness, and accrued interest thereon, provided to the Company by the Holders between May 19, 2004 and the Effective Time.

(iv)          “Cash Consideration” means the Employee Cash Consideration and the Special Shareholder Cash Consideration.

(v)           “Closing Consideration” means the Stock Consideration, less the Escrowed Series C Holder Stock Consideration.

(vi)          “Company Transaction Expenses” means the out-of-pocket expenses (including, without limitation, any commissions, finder’s fees or fees of outside counsel, accountants and financial advisers to the Company and its affiliates) incurred by the Company or on its behalf or, solely with respect to any fees of Munsch Hardt Kopf & Harr, P.C., by the Holders, prior to the Closing in connection with or related to the Merger and all other matters related to the closing of the transactions contemplated by this Agreement, as set forth on a certificate signed by an officer of the Company and delivered to the Parent on the Closing Date; provided that all expenses arising from severance related obligations, shelf registration obligations and audits of Company as required by

Parent to consummate the Merger, whether such expenses are incurred prior to or following Closing, shall not be the responsibility of the holders of Company Stock and shall not be considered Company Transaction Expenses.

(vii)         “Employee Cash Consideration” means $112,500 in cash to be paid to certain designated Company employees pursuant to Section 2.3(c).

(viii)        “Employee Consideration” means, collectively, the Employee Cash Consideration and the Employee Stock Consideration.

(ix)           “Employee Stock Consideration” means 92,500 Parent Shares.

(x)            “Escrowed Consideration” means that number of Parent Shares equal to the sum of (a) 10% of the Stock Consideration (the “Escrowed Series C Holder Stock Consideration”) and (b) 10% of the Employee Stock Consideration (the “Escrowed Employee Stock Consideration,” and together with the Escrowed Series C Holder Stock Consideration, the “Escrowed Stock Consideration”), and that amount of cash equal to the sum of (x) 10% of the Employee Cash Consideration (“Escrowed Employee Cash Consideration”) and (y) 10% of the Special Cash Consideration (“Escrowed Special Cash Consideration”, and together with the Escrowed Employee Cash Consideration, the “Escrowed Cash Consideration”), all of which is subject to Section 2.7(c).

(xi)           “Parent Common Stock” means Parent’s common stock, $0.001 par value per share.

(xii)          “Parent Shares” means shares of Parent Common Stock.

(xiii)         “Special Cash Consideration” means an amount in cash equal to (x) the number of Parent Shares that Anju Ahuja and Rahul Aggarwal, collectively, would otherwise be entitled to receive pursuant to Section 2.1(d)(i)(A) multiplied by (y) $5.00, to be paid to such Holders of Company Series C Preferred Stock pursuant to Section 2.1(d)(i)(C).

(xiv)        “Stock Consideration” shall mean eight-hundred and fifty thousand (850,000) Parent Shares, less (x) an amount of Parent Shares valued at $5.00 per share that is equal in value to the sum of (a) the Adjustment Amount, (b) the amount of the Bridge Financing owed by Parent at the Effective Time, (c) the amount of any Company Transaction Expenses in excess of $50,000, (d) the Employee Cash Consideration, and (e) the Special Cash Consideration, and less (y) the Employee Stock Consideration.

(xv)         “Subordinated Debt” means the subordinated debt issued under the Loan Purchase Agreement dated November 17, 2003 and accrued interest thereon.

(d)           Conversion of Company Stock.

(i)            Each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive:

(A)          a number of Parent Shares equal to the Closing Consideration divided by the aggregate number of shares of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Series C Preferred Stock that are owned by the Company as treasury stock that shall be canceled pursuant to Section 2.1(b)), plus any cash in lieu of any fractional Parent Shares as set forth in Section 2.2(g); and

(B)           the right to receive a pro rata portion of the Parent Shares comprising the Escrowed Series C Holder Stock Consideration and included in the Escrow established pursuant to Section 6.6 below, if and when such Shares become distributable from such Escrow to the Holders in accordance with the terms of this Agreement;

(C)           provided, however, that in the case of Anju Ahuja and Rahul Aggarwal, collectively, an amount of cash equal to 90% of the Special Cash Consideration and the right to receive the Escrowed Special Cash Consideration included in the Escrow established pursuant to Section 6.6 below, if and when such cash becomes distributable from such Escrow in accordance with the terms of this Agreement (items (A), (B) and (C), the “Merger Consideration”).

(ii)           Each share of Company Stock issued and outstanding immediately prior to the Effective Time other than Company Series C Preferred Stock, including, without limitation, all issued and outstanding shares of Company Common Stock, Company Series A-1 Preferred Stock, Company Series B-1 Preferred Stock and Company Series Z Preferred Stock, shall be canceled and retired, and no payment shall be made or consideration delivered in respect thereto.

Section 2.2             Delivery of Stock Consideration and Special Cash Consideration.

(a)           Exchange Agent.  Parent shall act as the exchange agent for the benefit of the stockholders of the Company for the purpose of distributing the Stock Consideration and the Special Cash Consideration to the holders of Company Series C Preferred Stock.  Parent will make available the Stock Consideration together with any dividends or distributions with respect thereto, if any, and the Special Cash Consideration to be paid in respect of Company Series C Preferred Stock pursuant to this Article II (the “Exchange Fund”).

(b)           Exchange Procedures.  Promptly, but no later than five days after the Closing, Parent shall mail to each holder of record of shares of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than the Company), (i) a letter of transmittal (the “Letter of Transmittal”) inclusive of customary provisions reasonably specified by the Parent and the Company, and (ii) instructions for receiving the Parent Shares or Special Cash Consideration to which each such holder is entitled pursuant to Section 2.1, together with cash in lieu of any fractional Parent Shares.

(c)           Parent Shares to be Issued Upon Exchange.  Upon delivery to the Parent of the Letter of Transmittal, properly completed and duly executed by a holder of Company Series C Preferred Stock, such holder of Company Series C Preferred Stock shall be entitled to receive, and within thirty (30) days of the receipt thereof the Parent shall issue, in exchange for such holder’s surrender of its shares of Company Series C Preferred Stock either (i) (A) a certificate (containing appropriate restrictive legends) for that number of Parent Shares that the holder is entitled to receive pursuant to Section 2.1(d)(i)(A), and (B) a check in the amount (after giving effect to any required Tax withholding) of any cash in lieu of fractional Parent Shares, or (ii) the Special Cash Consideration that the holder is entitled to receive pursuant to Section 2.1(d)(i)(C).  No interest will be paid or accrued on any amount payable upon due surrender of the holder’s shares of Company Series C Preferred Stock.  In the event of a transfer of ownership of shares of Company Series C Preferred Stock that is not registered in the transfer records of the Company, the proper number of Parent Shares, together with a check for any cash in lieu of fractional Parent Shares, or Special Cash Consideration may be issued or paid to such a transferee if all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid.  If any Parent Shares are to be issued in, or Special Cash Consideration paid to, a name other than that in which the surrendered shares of Company Series C Preferred Stock is registered in the transfer records of the Company, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other Taxes required by reason of the issuance of certificates for Parent Shares in a name other than that of the registered holder of the surrendered shares of Company Series C Preferred Stock, or shall establish to the satisfaction of the Parent that such Tax has been paid or is not applicable.

(d)           Distributions with Respect to Unexchanged Company Series C Preferred Stock.  Whenever a dividend or other distribution is declared by the Parent in respect of Parent Common Stock and the record date for that dividend or other distribution is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Parent Shares issuable under this Agreement.  No dividends or other distributions in respect of the Parent Shares shall be paid to any holder of any unsurrendered shares of Company Series C Preferred Stock until all shares of Company Series C Preferred Stock registered in the name of such holder are surrendered for exchange in accordance with this Article II.  Subject to the effect of applicable laws, following surrender of any such shares, there shall be issued or paid to the holder of the Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time and a payment date on or prior to the date of issuance of such whole Parent Shares and not previously paid, and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole Parent Shares with a record date at or after the Effective Time but with a payment date subsequent to surrender.  For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

(e)           No Further Ownership Rights in Company Stock.  Until surrendered as contemplated by this Section 2.2, each share of Company Series C Preferred Stock shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration.  All Parent Shares, together with any cash paid under Section 2.2(d) or Section 2.2(g) distributed upon the surrender for or exchange of shares of Company Series C Preferred Stock in accordance with the terms of this Agreement, shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Series C Preferred Stock formerly represented by such shares of Company Series C Preferred Stock.

(f)            No Further Transfers.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the records of the Company of the shares of Company Stock that were outstanding immediately prior to the Effective Time.

(g)           Cash in Lieu of Fractional Shares.  No fractional Parent Shares shall be issued to any holder of Company Series C Preferred Stock upon the surrender for exchange of shares of Company Series C Preferred Stock, and any such fractional interests will not entitle its owner to receive dividends or any other rights of a holder of Parent Shares.  Notwithstanding any other provision of this Agreement, each holder of shares of Company Series C Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all shares of Company Stock surrendered by such holder), shall receive from the Parent, in accordance with the provision of this Article II, a cash payment in lieu of such fractional Parent Shares representing a cash amount, without interest, determined by multiplying $5.00 by the fraction of a Parent Share to which the holder would otherwise have been entitled.  As promptly as practicable after the determination of such amount of cash, if any, to be paid to holders of fractional share interests, the Parent shall forward payments to the holder of fractional Parent Shares, subject to and in accordance with the terms of this Section.

(h)           Termination of Exchange Fund.  Any Parent Shares and any portion of the Exchange Fund or of dividends or other distributions with respect to the Parent Shares (including the proceeds of any investments of those funds) that remains unclaimed by the former holders of shares of Company Series C Preferred Stock one year after the Effective Time shall be held by the Parent on behalf of holders of unsurrendered shares of Company Series C Preferred Stock, and any former holder of shares of Company Series C Preferred Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration and any dividends and other distributions issuable or payable pursuant to Section 2.1 and Section 2.2(d) upon due surrender of their shares of Company Series C Preferred Stock, in each case, without any interest.  Notwithstanding the foregoing, neither of the Parent nor the Surviving Corporation, or any other person shall be liable to any former holder of shares of Company Series C Preferred Stock for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

(i)            Lost, Stolen or Destroyed Certificates.  In the event any certificate for any shares of Company Series C Preferred Stock (a “Certificate”) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in the form customarily required by the Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Parent will issue in exchange for such lost, stolen or destroyed Certificate the Stock Consideration to which the holder is otherwise entitled, together with any unpaid dividends or other distributions and any cash payment in lieu of a fractional share in respect of that Certificate issuable or payable under this Article II upon due surrender thereof and deliverable in respect of the shares of Company Series C Preferred Stock represented by such Certificate under this Agreement, in each case, without interest.

Section 2.3             Delivery of Employee Consideration.

(a)           On or prior to the Closing Date, the Holders or the Company shall provide Parent with a written list of those employees of the Company who are to receive the Employee Stock Consideration, which list shall specify with respect to each such employee: (i) the total number of Parent Shares to be received by such employee; (ii) the number of Parent Shares that shall be withheld in Escrow pursuant to Section 6.6 hereof; (iii) the full name of such employee in which such shares shall be registered; and (iv) such employee’s current mailing address.

(b)           Upon receipt by Parent, the Company and the Holders of a Consent and Release Agreement (in the form attached hereto as Exhibit 2.3) duly executed by each employee designated to receive Employee Stock Consideration, Parent shall promptly (and in any event within thirty (30) days after such receipt) deliver to such employee (i) a certificate (containing appropriate restrictive legends) for that number of Parent Shares that such employee is entitled to receive pursuant to Section 2.3(a) less the Parent Shares to be placed in Escrow and (ii) a check in the amount (after giving effect to any required Tax withholding) of any cash in lieu of fractional Parent Shares.  The provisions of Section 2.2(d) with respect to the declaration and payment of dividends or other distributions with a record date at or after the Effective Time shall be applicable to the Parent Shares to be delivered pursuant to this Section 2.3.  Such employees shall thereafter have the right to receive the Parent Shares comprising the Escrowed Employee Stock Consideration included in the Escrow established pursuant to Section 6.6 below, if and when such Shares become distributable from such Escrow in accordance with the terms of this Agreement.

(c)           On the Closing Date, the Parent shall deliver the Employee Cash Consideration, less the Escrowed Employee Cash Consideration, to an escrow account established by the Holders to be held in trust by the Holders to distributed to certain employees and former employees of the Company, as mutually agreed the Parent and the Company Stockholder Representative, which such agreement will not be unreasonably withheld by either party; provided that no such distribution will be made to any employee of the Company that continues in employment with the Surviving Corporation or the Parent following the Closing until the earlier of termination or at least the sixth month anniversary of the Closing Date.  The Parent shall deliver to such escrow account the cash comprising the Escrowed Employee Cash Consideration included in the Escrow established pursuant to Section 6.6 below if and when such cash becomes distributable from such Escrow in accordance with the terms of this Agreement.

Section 2.4             Withholding Rights.  Parent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 3.11(a)) or any other provisions of applicable

Law (as defined in Section 3.5(b) hereof).  To the extent that amounts are so withheld by the Parent, as the case may be, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of shares of Company Stock in respect to which such deduction and withholding was made by the Parent, as the case may be.

Section 2.5             Treatment of Stock Options and Warrants.  Following the consummation of the Merger, each outstanding Company Stock Option and each outstanding Company Warrant (each as defined in Section 3.3(a)) shall remain outstanding in accordance with its terms.

Section 2.6             Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, each share of Company Stock issued and outstanding immediately prior to the Effective Time and held by holders who have not consented to and approved the adoption of this Agreement in writing and who qualify under and have complied with all of the provisions of Article 5.11 of the TBCA (“Dissenting Shares”) shall not, by virtue of the Merger, be canceled or converted into the right to receive the Merger Consideration, as the case may be, but such holders shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with the provisions of or Article 5.11 of the TBCA; provided, however, that if (a) any holder of Dissenting Shares (i) subsequently delivers a written withdrawal of his demand for appraisal rights (with the written consent of the Company if such written withdrawal is not made within sixty (60) days after the Effective Time), or (ii) fails to perfect dissenters’ rights as provided in Article 5.11 of the TBCA, or (b) neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of Dissenting Shares within the time provided in Article 5.11 of the TBCA, each Dissenting Share held by such holder or holders (as the case may be) shall thereupon be deemed, as of the Effective Time, to have been canceled or converted into and to have become exchangeable for the right to receive the Merger Consideration, as the case may be.  The Company shall give Parent (i) prompt notice of any demands for appraisal of any Company Stock, withdrawals of such demands, and any other instruments related to such demands received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the TBCA.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle any such demand.  Any amounts paid to holders of Dissenting Shares in an appraisal proceeding, to the extent greater than the amount of Stock Consideration such holders would have been entitled to receive in the Merger (less any adjustments made hereunder) will be paid out of the Escrowed Series C Holder Stock Consideration by a reduction in the Parent Shares held therein of equal amount, valuing the Parent Shares at the trailing twenty day average closing priceper share of the Parent Shares on the NASDAQ National Market as of the date of such appraisal payment.

Section 2.7             Adjustment Amount.

(a)           For purposes of calculating the Stock Consideration on the Closing Date, the Company shall deliver to the Parent on or prior to the Closing Date a certificate setting forth the calculation of the estimated Adjustment Amount (the “Estimated Adjustment Amount”).  Within thirty (30) days after the Closing Date, the Parent shall prepare and deliver to Company Stockholder Representative a statement (the “Statement of Adjustment Amount”) setting forth a calculation the Adjustment Amount as of the Effective Time (the “Final Adjustment Amount”).

The Estimated Adjustment Amount and the Final Adjustment Amount shall be calculated in accordance with U.S. GAAP consistently applied and be consistent with the books and records of the Company.

(b)           The Statement of Adjustment Amount and the Final Adjustment Amount shall become final and binding upon the parties on the tenth (10th) day following delivery thereof, respectively, unless the Company Stockholder Representative gives written notice to the Parent of the Holders’ disagreement with the Statement of Adjustment Amount or the Final Adjustment Amount prior to such date, at which time the Statement of Adjustment Amount or the Final Adjustment Amount will only be final and binding upon the parties on final resolution of such disagreement.  Any notice of disagreement given by the Company Stockholder Representative shall specify in reasonable detail the nature of any disagreement so asserted.

(c)           If the Final Adjustment Amount is greater than the Estimated Adjustment Amount by 10% or more, then the Escrowed Series C Holder Stock Consideration, the Escrowed Special Cash Consideration, the Escrowed Employee Stock Consideration, and the Escrowed Employee Cash Consideration shall be reduced in aggregate by an amount in which the Stock Consideration calculated using the Estimated Adjustment Amount exceeds the Stock Consideration calculated using the Final Adjustment Amount, valuing such amount of Parent Shares at $5.00 per share (the “Total Reduction Amount”).  The Total Reduction Amount shall be allocated as follows:

(i)            the Escrowed Series C Holder Stock Consideration shall be reduced by the number of Parent Shares valued at $5.00 per share equal to the Total Reduction Amount multiplied by the fraction equal to (a) the Escrowed Series C Holder Stock Consideration, where Parent Shares are valued at $5.00 per share, over (b) the Escrowed Consideration, where Parent Shares included in such Escrowed Consideration are valued at $5.00 per share;

(ii)           the Escrowed Special Cash Consideration shall be reduced by an amount in cash equal to the Total Reduction Amount multiplied by the fraction equal to (a) the Escrowed Special Cash Consideration, over (b) the Escrowed Consideration, where Parent Shares included in such Escrowed Consideration are valued at $5.00 per share;

(iii)          The Escrowed Employee Stock Consideration shall be reduced by the number of Parent Shares valued at $5.00 per share equal to the Total Reduction Amount multiplied by the fraction equal to (a) the Escrowed Employee Stock Consideration, where Parent Shares are valued at $5.00 per share, over (b) the Escrowed Consideration, where Parent Shares included in such Escrowed Consideration are valued at $5.00 per share; and

(iv)          The Escrowed Employee Cash Consideration shall be reduced by an amount in cash equal to equal to the Total Reduction Amount multiplied by the fraction equal to (a) the Escrowed Employee Cash Consideration, over (b) the Escrowed Consideration, where Parent Shares included in such Escrowed Consideration are valued at $5.00 per share.

(d)           If the Final Adjustment Amount is less than the Estimated Adjustment Amount by 10% or more, then:

(i)            the Parent shall issue to the former holders of Company Series C Preferred Stock who received Parent Shares pursuant to Section 2.1(d)(i)(A), their pro rata portion of 90% of the number of Parent Shares by which the Stock Consideration calculated using the Estimated Adjustment Amount is less than the Stock Consideration calculated using the Final Adjustment Amount, plus any cash in lieu of any fractional Parent Shares as set forth in Section 2.2(g), and shall deposit the remaining 10% of such number of Parent Shares into the Escrow to be held thereafter as Escrowed Series C Holder Stock Consideration; and

(ii)           the Parent shall pay Anju Ahuja and Rahul Aggarwal, collectively, 90% of an amount in cash equal $5.00 multiplied by the number of Parent Shares by which the Stock Consideration that Anju Ahuja and Rahul Aggarwal, collectively, would have been entitled to pursuant to Section 2.1(d)(i)(A) Consideration calculated using the Final Adjustment Amount exceeds the number of Parent Shares by which the Stock Consideration that Anju Ahuja and Rahul Aggarwal, collectively, would have been entitled to pursuant to Section 2.1(d)(i)(A) Consideration calculated using the Estimated Adjustment Amount, and shall deposit 10% of such amount into the Escrow to be held thereafter as Escrowed Special Cash Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and, solely with respect to Section 3.3, each Holder, individually as to such Holder and not jointly, represent and warrant to the Parent, as of the date hereof and the Closing Date, subject to such exceptions or qualifications to specific representations and warranties as are disclosed in writing in the disclosure letter delivered by the Company to the Parent (the “Company Disclosure Letter”) and after giving effect to the transactions contemplated hereby, the following.  With respect to any representation or warranty made in Article III as to the knowledge of the Company and/or the knowledge of the Holders, the breach of such representation or warranty shall be deemed to be a breach by the Company and not such Holders.  Any matter disclosed in any schedule attached hereto as an exception to one section shall also be deemed an exception to any other section to which it applies if the disclosure sets forth sufficient information that a reasonable person would conclude that it applies to such other section.

Section 3.1             Organization and Qualification; Subsidiaries.

(a)           The Company has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have no Material Adverse Effect on the Company.  For purposes of this Agreement, “Material Adverse Effect on the Company” means any state of affairs or change that has had, or will reasonably be likely to have, a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Company or that has materially impaired or will materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, except that none of the following shall be deemed in themselves to constitute , a Material Adverse Effect on the Company: (a) any adverse change in general business or economic conditions, (b) any event, occurrence or circumstance generally applicable to the business to business software industry or the economy generally, (c) any effect arising from compliance with the terms of this Agreement by any party hereto, or (d) transaction costs, Taxes, accounting changes, integration costs and other effects that result directly from the announcement or consummation of the transactions contemplated by this Agreement.

(b)           The Company has no subsidiaries and does not own of record or beneficially any securities of any corporation or any interest or investment in any partnership, limited liability company, association, fund or other business entity.  To the knowledge of the Company or any of the Holders, there are no outstanding material contractual obligations of the Company to make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity.

Section 3.2             Articles of Incorporation and By-Laws.  The copies of the Company’s Fourth Amended and Restated Articles of Incorporation, as amended (the “Company Charter”) and the Company’s by-laws, each as amended through the date of this Agreement and previously provided to the Parent, are complete and correct copies of those documents.  Such Company Charter and Company by-laws are in full force and effect.  The Company is not in violation of any of the provisions of such Company Charter or Company by-laws.

Section 3.3             Capitalization.

(a)           The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”), and 50,000,000 shares of Preferred Stock, par value $0.01 per share, of which 4,000,000 shares have been designated as Series A-1 Convertible Redeemable Preferred Stock (“Company Series A-1 Preferred”), 8,250,000 shares have been designated as Series B-1 Convertible Redeemable Preferred Stock (“Company Series B-1 Preferred”), 17,500,000 shares have been designated as Series C Convertible Redeemable Preferred Stock (“Company Series C Preferred”), and 1,250,000 shares have been designated as Series Z Convertible Redeemable Preferred Stock (“Company Series Z Preferred” and, together with the Company Common Stock, Company Series A-1 Preferred, Company Series B-1 Preferred and Company Series C Preferred, the “Company Stock”).  All of the capital stock of the Company which is either issued or outstanding, reserved for issuance or committed to be issued consists of:

(i)            11,209,734 shares of Company Series C Preferred;

(ii)           570,142 shares of authorized, unissued Company Series C Preferred reserved for issuance upon conversion of the Subordinated Debt (of which 480,681 shares of Company Series C Preferred are issuable upon conversion of the Subordinated Debt and accrued interest thereon thru April 30, 2004);

(iii)          17,500,000 shares of authorized, unissued Company Common Stock for issuance upon conversion of the Company Series C Preferred;

(iv)          7,635,060 shares of Company Series B-1 Preferred;

(v)           301,724 warrants to acquire Company Series B-1 Preferred at an exercise price of $.01 per share and 64,655 warrants to acquire Company Series B-1 Preferred at an exercise price of $1.16 per share;

(vi)          8,250,000 shares of authorized, unissued Company Common Stock reserved for issuance upon conversion of the Company Series B-1 Preferred and upon exercise of warrants to acquire Company Series B-1 Preferred;

(vii)         3,879,298 shares of Company Series A-1 Preferred;

(viii)        4,000,000 shares of authorized, unissued Company Common Stock reserved for issuance upon conversion of the Company Series A-1 Preferred;

(ix)           1,250,000 shares of authorized, unissued Company Series Z Preferred reserved for issuance upon exercise of options (“Company Stock Options”) granted pursuant to the Company’s 1999 Equity Incentive Plan and Amended and Restated 1999 Equity Incentive Plan, each as amended (the “Company Option Plans”);

(x)            1,250,000 shares of authorized, unissued Company Common Stock reserved for issuance upon conversion of the Company Series Z Preferred;

(xi)           7,075,727 shares of Company Common Stock as of April 30, 2004;

(xii)          55,683 shares of authorized, unissued Company Common Stock reserved for issuance upon exercise of warrants to acquire Company Common Stock; and

(xiii)         4,478,433 shares (inclusive of the 1,250,000 shares of Company Common Stock described in subclause (ix) above) of authorized, unissued Company Common Stock as of April 30, 2004, reserved for issuance to current and former employees and consultants of the Company upon exercise of stock options and other equity awards to be granted pursuant to the Company Option Plans.

(b)           Except for agreements or arrangements described in Section 3.3(b) of the Company Disclosure Letter, there are no options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, other equity interests in, or securities exchangeable for or convertible into capital stock or other equity interests in, the Company.  Section 3.3(b) of the Company Disclosure Letter also sets forth, as of the date of this Agreement (x) the persons to whom Company Stock Options have been granted and Company Warrants issued, (y) the number of such options and warrants held by each such person, and (z) the class of Company Stock for which such options and warrants are exercisable.  No holder of Company Stock Options or Company Warrants will be entitled to any Merger Consideration in connection with the Merger in exchange for or as the result of an exercise of or otherwise on account of their ownership of such Company Stock Options or Company Warrants.

(c)           All shares of the Company’s capital stock and all Company generic warrants, whether or not currently outstanding, were issued in compliance (and if reacquired or canceled by the Company, reacquired or canceled in compliance) with all Laws, including federal and state securities Laws, and the Company made no misstatements or omissions of material facts in connection with any such issuances (or reacquisitions or cancellations) which could give rise to liability under any federal or state securities Laws.

(d)           Except as set forth in Section 3.3(d) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any share of Company Stock issued to shareholders receiving Stock Consideration hereunder.

(e)           Other than those employees of the Company receiving Employee Consideration pursuant to Section 2.3 (and not as result of their holding any shares of Company Stock), the holders of the Company Series C Preferred Stock are the only holders of Company Stock entitled to any Merger Consideration in connection with the Merger.

Section 3.4             Authority.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement to be consummated by the Company.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereunder have been duly and validly authorized by all necessary corporate action (other than approval of the Merger and this Agreement by holders of Company Stock) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereunder, other than, with respect to the Merger, the filing of the Certificate of Merger.  This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) the effect of applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and (ii) the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

(b)           The Board of Directors of the Company has (i) adopted the plan of merger set forth in this Agreement and approved this Agreement and the other transactions contemplated by this Agreement and (ii) declared that the Merger, this Agreement and the other transactions contemplated by this Agreement are advisable.

(c)           The holders of the requisite number of issued and outstanding shares of Company Stock required under the TBCA and the Company Charter to adopt and approve this Agreement have adopted and approved this Agreement in accordance with the TBCA and the Company Charter.  No further corporate action on the part of the Company or its stockholders is necessary in order for the Company to enter into this Agreement and consummate the transactions contemplated hereunder.

Section 3.5             No Conflict.  Except as set forth in Section 3.5 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not:

(a)           conflict with or violate any provision of the Company Charter or the Company’s by-laws;

(b)           assuming that all consents, approvals, authorizations and other actions described in Section 3.6 have been obtained and all filings and obligations described in Section 3.6 have been made, conflict with or violate any foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree (“Law”) binding upon or applicable to the Company or by which any property or asset of the Company is or may be bound or affected, except for any such conflicts or violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company; or

(c)           result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s voting rights, charges and other encumbrances of any nature whatsoever (collectively, “Liens”) on any property or asset of the Company under any material note, bond, mortgage or indenture or any material contract, agreement, commitment, lease, license, permit, franchise or other instrument or obligation (collectively, “Contracts”) to which the Company is a party or by which it or its assets or properties is or may be bound or affected.

Section 3.6             Required Filings and Consents.  The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require the Company to obtain or make, as the case may be, any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (a) for applicable requirements of the Securities Act, applicable requirements of state laws providing for the registration or regulation of securities (“Blue Sky Laws”) and the filing of the Certificate of Merger as required by the DGCL and Articles of Merger as required by the TBCA, and (b) as set forth in Section 6.3.  Except as set forth in Section 3.6 of the Company Disclosure Letter, the Company is not a party to, or bound by, any contract or other agreement that would prohibit the transactions contemplated by this Agreement.  For purposes of this Agreement, “Governmental Entity” shall mean any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction or (ii) federal, state, local, municipal or other government.

Section 3.7             Permits; Compliance with Law.  The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits, individually or in the aggregate, has no Material Adverse Effect on the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits, individually or in the aggregate, has no Material Adverse Effect on the Company.  The Company is not in conflict with, or in default or violation of, (i) any Law applicable to the Company or by which any property or asset of the Company is or may be bound or affected or (ii) any Company Permits, except in the case of both clause (i) and clause (ii) for any such conflicts, defaults or violations that, individually or in the aggregate, have no Material Adverse Effect on the Company.

Section 3.8             Financial Statements.

(a)           Each of the (i) audited consolidated balance sheets and statements of income and of cash flows for the Company as of and for the fiscal years ended December 31, 2002, and December 31, 2001, (including the related notes and schedules) and (ii) unaudited consolidated balance sheets (the “Most Recent Balance Sheet”) and statements of income and of cash flows for the Company as of and for the month ended April 30, 2004 (together with the Most Recent Balance Sheet, the “Most Recent Financial Statements”), in each case previously delivered by the Company to the Parent, have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods covered thereby, present fairly, in all material respects, the consolidated financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete); provided, however that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

(b)           Except as set forth in Section 3.8(b) of the Company Disclosure Letter, the Company has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for (i) liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) liabilities which have arisen after April 30, 2004, in the ordinary course of business.

Section 3.9             Absence of Certain Changes or Events.  Since April 1, 2004, the Company has conducted its business only in the ordinary course and, since such date, there has not been any Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as set forth in Section 3.9 of the Company Disclosure Letter, since that date:

(a)           the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, involving more than $10,000 in the aggregate, other than for a fair consideration in the ordinary course of business;

(b)           the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the ordinary course of business;

(c)           no party (including the Company) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which any of the Company is a party or by which it is bound;

(d)           the Company has not imposed upon any of its assets, tangible or intangible, any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (A) mechanic’s, materialmen’s, and similar liens, (B) liens for Taxes not yet due and payable, (C) purchase money liens and liens securing rental payments under capital lease arrangements, and (D) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, in each case that has no Material Adverse Effect on the Company;

(e)           the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 in the aggregate or outside the ordinary course of business;

(f)            the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 in the aggregate or outside the ordinary course of business;

(g)           the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $2,500 singly or $10,000 in the aggregate;

(h)           the Company has not changed any of its payment policies with its vendors or suppliers;

(i)            the Company has not delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

(j)            the Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 in the aggregate or outside the ordinary course of business;

(k)           the Company has not had any adverse change in its relationships with its material customers or suppliers, except for changes that, individually or in the aggregate, have no Material Adverse Effect on the Company;

(l)            the Company has not abandoned any Intellectual Property (as defined in Section 3.15 hereof) or granted any right, title or interest in any Intellectual Property, or entered into any agreement not to sue, with respect to any Intellectual Property other than licenses to customers in the ordinary course of its business;

(m)          there has been no change made or authorized in the Company Charter or the Company’s by-laws;

(n)           the Company has not issued, sold, or otherwise disposed of any of its capital stock (other than the issuance of stock from the exercise of stock options), or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock other in connection with the Bridge Financing;

(o)           the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(p)           the Company has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(q)           the Company has not made any loan to, or entered into any other transaction with, any of its directors or officers or, outside of the ordinary course of business, any of its employees;

(r)            the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(s)           the Company has not granted any increase in the base compensation of any of its directors or officers or, outside the ordinary course of business, any of its employees ;

(t)            the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Benefit Plan (as defined in Section 3.11 hereof));

(u)           the Company has not made any other change in employment terms for any of its directors or officers or, outside of the ordinary course of business, any of its employees;

(v)           the Company has not made or pledged to make any charitable or other capital contribution to any entity;

(w)          the Company has not made any material change in its accounting methods, principles or practices, except as required by U.S. GAAP;

(x)            the Company has not made any Tax (as defined in Section 3.16 hereof) election or settlement or compromise of any material Tax liability;

(y)           there has not been any other occurrence, event, incident, action or, where an action is required by applicable Law or contract, failure to act, or any transaction outside the ordinary course of business involving the Company, that would result in a Material Adverse Effect on the Company; and

(z)            the Company has not legally contracted itself to be bound by any of the foregoing.

Section 3.10           Employees.  Except as set forth on Section 3.10 of the Company Disclosure Letter, to the knowledge of the Company or any of the Holders, no executive, key employee, or significant group of employees plans to terminate employment with any of the Company and the Company Subsidiaries during the next twelve (12) months. None of the Company is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. The Company does not currently have, nor is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute.  The Company has not committed any material unfair labor practice.  There is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.  The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may have been amended from time to time, or any similar state law.

Section 3.11           Employee Benefit Plans; Employee Relations.

(a)           Section 3.11(a) of the Company Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, welfare benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which any employee or former employee of the Company has any present or future right to benefits or under which the Company has any present or future liability.  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Benefit Plans.” Where appropriate all references to the “Company” in this Section 3.11 shall refer to the Company and any member of its “controlled group” within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)           The Company has, with respect to each Benefit Plan, if applicable, delivered or made available to the Parent true and complete copies of:  (i) all plan texts and agreements and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions and material employee communications; (iii) the most recent annual report (including all schedules thereto); (iv) the most recent annual audited financial statement and opinion; (v) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service; and (vi) all material communications with any Governmental Entity (including the Pension Benefit Guaranty Corporation and the Internal Revenue Service) given or received within the past three years.

(c)           All amounts properly accrued as liabilities to or expenses of any Benefit Plan have been properly reflected on the Company’s most recent financial statements to the extent required by U.S. GAAP.  Since December 31, 2003, there has been no amendment or change in interpretation by the Company relating to any Benefit Plan which would materially increase the cost thereof.

(d)           No Benefit Plan is subject to either Section 412 of the Code or Title IV of ERISA.

(e)           Each Benefit Plan is in material compliance with all applicable laws and regulations.  The Company’s 401(k) Plan is the only Benefit Plan sponsored by the Company which is intended to qualify under Section 401(a) of the Code, the plan is so qualified and the Internal Revenue Service has issued a favorable determination letter as to the form of the plan as amended through the Closing Date.  Each Benefit Plan that requires registration with a relevant Governmental Entity has been so registered.

(f)            There are no Claims (as defined in Section 3.13 hereof) pending or threatened (other than routine claims for benefits) with respect to any Benefit Plan as to which the Company has or could reasonably be expected to have any direct or indirect actual or contingent material liability.

(g)           Each Benefit Plan which is a “group health plan” (as defined in Section 607(1) of ERISA) is in material compliance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accountability Act and any other applicable federal, state or local law.

(h)           There are no (i) Benefit Plans maintained by the Company pursuant to which welfare benefits are provided to current or former employees beyond their retirement or other termination of service, other than coverage mandated by applicable Law, or (ii) unfunded Benefit Plan obligations with respect to any employee of the Company which are not fairly reflected by reserves shown on the Company’s financial statements for the year ended December 31, 2003 to the extent required by U.S. GAAP.

(i)            Other than as set forth on Schedule 3.11(i) of the Company Disclosure Letter and except for payments of Employee Consideration being made hereunder, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former employee of the Company, or (iii) constitute or involve a breach of fiduciary responsibility within the meaning of Section 502(l) of ERISA as to which the Company has or reasonably could be expected to have any direct or indirect actual material liability.

(j)            No Benefit Plan is a “multiemployer plan” or “multiple employer plan” within the meaning of the Code or ERISA or the regulations promulgated thereunder.

(k)           Neither the Company nor any Benefit Plan or any “disqualified person” (as defined in Section 4975 of the Code) or any “party in interest” (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in any material liability to the Company.  No event has occurred that could subject the Company or any Benefit Plan to a material excise tax under Chapter 43 of Subtitle D of the Code.

Section 3.12           Contracts.

(a)           Section 3.12(a) of the Company Disclosure Letter lists the following contracts and other agreements to which the Company is a party:

(i)            any agreement (or group of related agreements) for the lease of real or personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

(ii)           any agreement (A) with any customer of the Company that has an annual commitment with the Company in excess of $2,500 and that currently has maintenance and support with the Company, and (B) with any item sync customer through May 28, 2004 (collectively, “Customers”);

(iii)          any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to any of the Company, or involve consideration in excess of $10,000;

(iv)          any agreement (other than agreements that provide for source code escrow) relating to the grant of any right, title or interest in, or any agreement not to sue with respect to any Intellectual Property owned by the Company;

(v)           any agreement concerning a partnership, joint venture, collaboration or strategic alliance;

(vi)          any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money,

or any capitalized lease obligation or under which it has imposed a Lien on any of its assets, tangible or intangible;

(vii)         any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers or employees;

(viii)        any collective bargaining agreement;

(ix)           any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits;

(x)            any agreement under which it has advanced or loaned any amount to any of its directors, officers or employees;

(xi)           any agreement that restricts the Company’s or a successor’s ability to hire or solicit for hire employees;

(xii)          any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Company;

(xiii)         any agreement that contains provisions requiring the Company to indemnify or hold harmless any other person (excluding indemnities contained in customer contracts referred to in clause (ii) above and any such provisions contained in the Company Charter or the Company’s by-laws); and

(xiv)        any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

(b)           The Company has delivered or made available to Parent or its representatives a correct and complete copy of each written agreement listed in Section 3.12(a) of the Company Disclosure Letter and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.12(a) of the Company Disclosure Letter. With respect to each such agreement, unless otherwise provided in Section 3.12(b) of the Company Disclosure Letter: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) the Company is not and no other party is, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) the Company has not and no other party has, repudiated any provision of the agreement, except in each case for violations or defaults that, individually or in the aggregate, have no Material Adverse Effect on the Company.

(c)           Except as set forth in Section 3.12(c) of the Company Disclosure Letter, the Company is not a party to any agreement that expressly limits the ability of the Company to compete in, or conduct, any line of business or to compete with any person, in any geographic area or during any period of time.

(d)           Except as set forth in Section 3.12(d) of the Company Disclosure Letter, the Company is not a party to any written agreement, consent agreement or memorandum of understanding with, and is not a party to any commitment letter or similar undertaking to, and is not subject to any order or directive by, and is not a recipient of any supervisory letter from and has not adopted any board resolution at the request of any government body, agency, official or authority, domestic or foreign, that restricts, or would reasonably be expected to restrict, the conduct of it business, or that requires, or would reasonably be expected to require adverse actions by the Company.

Section 3.13           Litigation.  Except as set forth in Section 3.13 of the Company Disclosure Letter, there is no (a) suit, claim, action, proceeding or investigation (collectively, “Claims”) pending or, to the knowledge of the Company or any of the Holders, threatened against the Company before any Governmental Entity, (b) arbitration proceeding relating to the Company pending or, to the knowledge of the Company or any of the Holders, threatened against the Company, or (c) government inquiry pending or, to the knowledge of the Company or any of the Holders, threatened against the Company, that, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on the Company.  The Company is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, has a Material Adverse Effect on the Company.  The Company is not in default with respect to any order, writ, injunction or decree of any Governmental Entity known to or served upon the Company.  None of the directors and officers (and employees with responsibility for litigation matters) of the Company has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

Section 3.14           Environmental Matters.  Except as would have no Material Adverse Effect on the Company:

(a)           the Company is and has been in material compliance with all applicable Laws relating to pollution, protection of the environment or health and safety (“Environmental Laws”);

(b)           there is no liability or claim pursuant to Environmental Laws or principles of common law relating to pollution, protection of the environment or health and safety pending or, to the knowledge of the Company or any of the Holders, threatened against the Company; and

(c)           there is no civil, criminal or administrative judgment or notice of responsibility or violation outstanding against the Company pursuant to Environment Laws or principles of common law relating to pollution, protection of the environment or health and safety.

Section 3.15           Intellectual Property.

(a)           The Company owns, free and clear of all Liens, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, schematics, trade secrets, design and other drawings, technology, know-how, computer software programs or applications (including source code, object code and data and the documentation related thereto) other than commercially available computer programs and software (including open source infrastructure software such as JAVA Virtual Machine), and tangible or intangible proprietary information or material that are currently used by the Company or are currently proposed by the Company to be used in the business of the Company as currently conducted or as currently proposed to be conducted by the Company (“Intellectual Property”).  The conduct of the Company’s business as currently conducted or as proposed to be conducted, does not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company under any contract between the Company and any person or any other intellectual property rights of any other person.  Section 3.15(a) of the Company Disclosure Letter sets forth a complete list of all patents, patent applications, registered trademarks, unregistered copyrights, trade names and service marks, and any applications therefor, included in the Intellectual Property and specifies the jurisdictions in which each such Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and the names of all registered owners.  None of the Company’s software products are registered with the United States Copyright Office or any other jurisdiction’s similar authority.

(b)           The Company has not entered into any licenses, sublicenses and other agreements pursuant to which it has licensed any other person to use any Intellectual Property.  The Company is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Liens, encumbrances or licenses), the Intellectual Property, and has sole and exclusive rights, and is not obligated to pay any compensation to any other person in respect thereof to the use thereof or the material covered thereby in connection with the services or products in respect of which such Intellectual Property is being used.  Section 3.15(b) of the Company Disclosure Letter lists each current and past employee, consultant, designer, product developer or independent contractor of the Company who prior to the Closing Date participated in the design, invention or development of any Intellectual Property and the Company has signed a proprietary information agreement with each such person containing non-disclosure and inventions assignment/ownership provisions (collectively, the “Non-Disclosure Agreements”) and correct copies of all such Non-Disclosure Agreements have been delivered or made available to the Parent or its representative and no commissions, royalties, share of profits or other payments (other than reasonable payments made in accordance with the terms of the Non-Disclosure Agreements for their time in perfecting any such Intellectual Property or making further evidences of the Company’s ownership) are now due or will ever be due to such persons as the result of the sale or licensing of any Intellectual Property by the Company.

(c)           The Intellectual Property and the use of the Intellectual Property as currently used by the Company and as currently intended or proposed to be used by the Company  do not and will not infringe upon or violate any laws or regulations or any rights of persons, including, but not limited to, infringement or misappropriation of intellectual property rights of such persons.  No claims with respect to Intellectual Property have been asserted or have been threatened by any person (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes on any copyright, patent, trademark, service mark or trade secret, (ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company’s business as currently conducted or as proposed by the Company to be conducted, or (iii) challenging the ownership, validity or effectiveness of any of the Intellectual Property.  None of the Intellectual Property owned by or licensed to the Company is being infringed by products, activities, operations, patents or patent applications, trade names, trademarks, service marks, trade dress rights or copyrights of any other person and none are subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof.  No representation is being made herein that patents will actually be issued upon the patent applications included in the Intellectual Property.

(d)           All software, other than commercially available software and generally available system tools, that is currently marketed or proposed to be marketed by the Company as a program or as part of a product or service or is used by the Company to support its business:

(i)            is owned by the Company, or the Company has the right to use, modify, copy, sell, distribute, sublicense and make Derivative Works from such software, free and clear of any limitations or Liens; and

(ii)           is free from any interest of any former or present employees of, or contractors or consultants to, the Company.

(e)           To the extent third party software is currently marketed or proposed to be marketed by the Company together with the Intellectual Property, (i) the third party rights have been identified in Section 3.15(e) of the Company Disclosure Letter, (ii) all necessary licenses have been obtained and (iii) no royalties or payments are being paid (or such royalties and payments are identified in Section 3.15(e) of the Company Disclosure Letter).

(f)            None of the material trade secrets of the Company has been published or disclosed by the Company or, to the knowledge of the Company or any of the Holders, by any other person to any person except pursuant to licenses or contracts requiring such other persons to keep such trade secrets confidential.  The Company has taken commercially reasonable steps to protect its Intellectual Property consistent with industry practice.

(g)           Except as set forth in Section 3.15(g) of the Company Disclosure Letter, the Company is not party to any licensing, distributorship or other similar arrangements relating to the Intellectual Property.  No person has any marketing rights to the Intellectual Property.

(h)           No licenses or rights have been granted to distribute the source code of, or to use the source code to create Derivative Works of, any product currently marketed by, commercially available from or under development by the Company for which the Company possesses the source code.  As used herein, “Derivative Work” shall mean a work that is based upon one or more preexisting works, such as a revision, enhancement, modification, abridgement, condensation, expansion or any other form in which such preexisting works may be recast, transformed or adapted, and which, if prepared without authorization of the owner of the copyright in such pre-existing work, would constitute a copyright infringement.  For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a preexisting work as well as translations from one human language to another and from one type of code to another.

(i)            The Company has not assigned, sold or otherwise transferred ownership of any material patent, patent application, trademark, service mark, copyright, trade secret or mask work owned by the Company.

(j)            For the purposes of this Section 3.15, references to “intended” and “proposed” plans and uses of the Intellectual Property “by the Company” also include intended and proposed plans and uses of the Intellectual Property for enabling intercompany and intracompany business process automation electronically using business process software modules.

Section 3.16           Tax Matters.  Except as set forth in Section 3.16 of the Company Disclosure Letter:

(a)           The Company has filed all material Tax Returns that it was required to file.  All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid, except for Taxes which it is contesting in good faith and for Taxes assessed but not yet payable.  The Company currently is not the beneficiary of any extension of time within which to file any Tax Return.  For purposes of this Agreement, (i) “Tax” means any (x) federal, state, local or foreign, income, gross receipts, property, sales, use, value-added, transfer, profits, license, excise, franchise, employment, payroll, premium, withholding, alternative or add-on minimum, ad valorem, severance, stamp, occupation, premium, property, environmental, windfall profits, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with interest, penalty, or addition to tax imposed by any Governmental Entity, (y) liability for the payment of any amounts described in clause (x) above as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other entity, and (z) any liability for the payment of any amounts as a result of being a party to any Tax sharing agreements or arrangements with respect to the payment of any amounts described in clause (x) (whether or not written) or with respect to the payment of any amounts of any amounts described in clause (x) as a result of any express or implied obligation to indemnify any other person, and (ii) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

(b)           There is no material dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers of the Company has knowledge based upon personal contact with any agent of such authority.

(c)           Section 3.16 of the Company Disclosure Letter lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1998, indicates those income Tax Returns that have been audited, and indicates those income Tax Returns that currently are the subject of audit. The Company has delivered or made available to the Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company since December 31, 1998.  The Company has not waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)           The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations.  The Company has not made any material payments, is obligated to make any material payments, or is a party to any agreement that would obligate it to make any material payments that will not be deductible under Section 280G of the Code.  The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  The Company is not a party to any Tax allocation, indemnity or sharing agreement. The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has no liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(e)           The unpaid income Taxes of the Company (i) did not, as of December 31, 2003, exceed by any material amount the reserve for income Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its income Tax Returns.

(f)            The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(g)           The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Effective Time under Section 481(c) of the Code (or any similar provision of state, local or foreign law), (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on prior to the Effective Time, (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Effective Time, or (v) prepaid amount received on or prior to the Effective Time.

Section 3.17           Real Property.

(a)           The Company does not own any real property.

(b)           Section 3.17 of the Company Disclosure Letter lists all real property leased or subleased to the Company. The Company has delivered or made available to the Parent or its representatives correct and complete copies of the leases and subleases (as amended to date) listed in Section 3.17 of the Company Disclosure Letter.  With respect to each material lease and sublease listed in Section 3.17 of the Company Disclosure Letter:

(i)            the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(ii)           the Company and, to the knowledge of the Company or any of the Holders, the lessor or sublessor, is not in material breach or default of the lease or sublease and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(iii)          the Company and, to the knowledge of the Company or any of the Holders, the lessor or sublessor, has not repudiated any material provision thereof;

(iv)          there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(v)           the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

(vi)          all facilities leased or subleased thereunder have received all approvals of Governmental Entities (including material licenses and permits) required in connection with the operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

Section 3.18           Non-Competition Agreements.  Except as set forth in Section 3.18 of the Company Disclosure Letter, the Company is not a party to any Contract which purports to restrict or prohibit in any material respect the Company from, directly or indirectly, engaging in any business currently conducted by or engaged in by the Company.  To the knowledge of the Company or any of the Holders, none of the Company’s officers, directors or key employees is a party to any agreement which, by virtue of such person’s relationship with the Company, restricts in any material respect the Company or any of its affiliates from, directly or indirectly, engaging in the business described above.

Section 3.19           Insurance.  Section 3.19 of the Company Disclosure Letter lists each material insurance policy (including policies providing property, casualty, liability, and workers compensation coverage and bond and surety arrangements) with respect to which the Company is a party, a named insured, or otherwise the beneficiary of coverage and a correct and complete copy of each such insurance policy has been delivered or made available to Parent or its representative.

With respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (b) neither the Company nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default , or permit termination, modification, or acceleration, under the policy; and (c) no party to the policy has repudiated any material provision thereof.  The Company has no self-insurance arrangements.

Section 3.20           Customers.  Section 3.20 of the Company Disclosure Letter sets forth the name of each Customer of the Company.  To the knowledge of the Company or any of the Holders, no Customer, has any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its purchase or distribution of the services or products of the Company.

Section 3.21           Title to Assets.  Except as set forth in Section 3.21 of the Company Disclosure Letter, the Company has good and marketable title to, or a valid leasehold interest in, the material physical properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, and all such properties and assets are free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet.

Section 3.22           Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.23           Certain Statutes.  No “fair price,” “moratorium,” “control share acquisition” or other similar state or federal anti-takeover statute or regulation, including Section 203 of the DGCL (each a “Takeover Statute”) is, as of the date of this Agreement, applicable to the Merger.

Section 3.24           Investment Company Act.  The Company is not an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HOLDERS

Each Holder, individually and not jointly, hereby represents and warrants to Parent, as of the date hereof and as of the Closing Date, as to such Holder the following:

Section 4.1             Organization and Authorization.  With respect to any Holder which is a corporation, partnership or trust, such Holder is a corporation, partnership or trust, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  Holder has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and the Consent and Release Agreement and, in the case of any Holder which is a corporation, partnership or trust, has taken all necessary corporate, partnership or trust action to authorize the execution, delivery and performance of this Agreement and the Consent and Release Agreement.  With respect to any Holder which is a corporation, partnership, or trust, this Agreement and the Consent and Release Agreement has been duly and validly authorized.  This Agreement and the Consent and Release Agreement has been duly and validly executed and delivered by Holder, and this Agreement, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, and the Consent and Release Agreement constitute valid and binding obligations of Holder enforceable in accordance with their terms, subject to (i) the effect of applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws affecting the rights of creditors’ generally, and (ii) the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

Section 4.2             No Violation.  The execution of this Agreement and the Consent and Release Agreement by Holder does not, and the performance by Holder of his, her or its obligations hereunder and thereunder will not constitute a violation of, or conflict with or result in a default under:  (a) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Holder is a party or by which Holder or his, her or its property is bound or, (b) any judgment, decree or order applicable to Holder, nor is Holder required to obtain the approval of, or give prior notice to, any person or organization to sell his, her or its Company Stock.  Assuming the receipt of all governmental and regulatory approvals required to be obtained in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, neither the execution and delivery of this Agreement, the Consent and Release Agreement nor the performance by Holder of his, her or its obligations hereunder and thereunder will violate any provision of law applicable to Holder.

Section 4.3             Good Title and Ownership of Company Stock.  Holder has good title to all of the Company Stock listed opposite such Holder’s name on Section 4.3 of the Company Disclosure Letter.  All of such shares of Company Stock are owned beneficially and of record solely by Holder, free and clear of all Liens.

Section 4.4             Transactions with the Company.  Other than as set forth in Section 4.4(a) of the Company Disclosure Letter, no amounts are owed to any Holder by or on behalf of the Company (other than the Merger Consideration) immediately following the Closing.  Other than as set forth in Section 4.4(b) of the Company Disclosure Letter, there will be no contracts or other agreements between the Company and any of the Holders or their affiliates immediately following the Closing.

Section 4.5             Investment Experience; Access to Information.  Holder (a) is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D as promulgated under the Securities Act, (b) alone or together with its advisors, is an investor experienced in the evaluation of business similar to the Parent’s business, and has such knowledge and experience in financial, business and other relevant matters as to be competent and fully capable of examining all of the merits, risks and other aspects of the investment contemplated by this Agreement on its own and to make informed decisions with respect thereto, (c) has the ability to bear the economic risks of this investment which could include the loss of some or all of its investment and has sufficient other assets such that the loss of all of its investment in the Company would not have a material adverse effect on its financial condition or adverse affect its ability to maintain its present operations, and (d) acknowledges that no assurances, representations or guaranties of any nature whatsoever (including those relating to capital appreciation, dividends or tax aspects) have been made by Parent or anyone else to it with regard to the performance of the investment contemplated by this Agreement.

Section 4.6             Authority.  Holder has the right to enter into this Agreement and to consummate the transactions contemplated by this Agreement without providing any person a right of first refusal or right of first offer or similar right.  All rights of first refusal, rights of first offer or similar rights set forth in the Company’s Fourth Amended and Restated Shareholders’ Agreement dated April 30, 2001, as amended, and similar rights set forth in the Company Charter, have been waived on or prior to the Closing.

Section 4.7             Company Authority.  If the Holder has a designee on the Board of Directors of the Company, then such designee in his or her capacity as a director of the Company has approved this Agreement and transactions contemplated hereby.

Section 4.8             Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Holder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT,
CLICK SUB AND MERGER SUB

The Parent, Click Sub and Merger Sub represent and warrant to the Company and each Holder, as of the date hereof and the Closing Date, subject to such exceptions or qualifications to specific representations and warranties as are disclosed in writing in the disclosure letter previously delivered by the Parent, Click Sub and Merger Sub to the Company and each Holder (the “Parent Disclosure Letter”):

Section 5.1             Organization and Qualification.  Each of the Parent, Click Sub and Merger Sub has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of the Parent and the subsidiaries of the Parent (including Click Sub and Merger Sub, each a “Parent Subsidiary”) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, has no Material Adverse Effect on the Parent.  For purposes of this Agreement, “Material Adverse Effect on the Parent” means any state of affairs or change that has had, or will reasonably be likely to have, a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Parent and the Parent Subsidiaries, taken as a whole, or that has materially impaired or will materially impair the ability of either the Parent, Click Sub or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, except that none of the following shall be deemed in themselves to constitute , a

Material Adverse Effect on the Parent: (a) any adverse change in general business or economic conditions, (b) any event, occurrence or circumstance generally applicable to the demand chain management software industry or the economy generally, (c) any effect arising from compliance with the terms of this Agreement by any party hereto, or (d) transaction costs, Taxes, accounting changes, integration costs and other effects that result directly from the announcement or consummation of the transactions contemplated by this Agreement.

Section 5.2             Articles of Incorporation and By-Laws.  The copies of the Parent articles of incorporation and by-laws, each as amended through the date of this Agreement and previously provided to the Company, are complete and correct copies of those documents.  Such Parent articles of incorporation and by-laws and all comparable organizational documents of the Parent Subsidiaries, copies of which have been provided to the Company, are in full force and effect.  Neither the Parent nor any Parent Subsidiary is in violation of any of the provisions of its articles of incorporation or by-laws.

Section 5.3             Capitalization.

(a)           The authorized capital stock of the Parent consists of 80,000,000 shares, divided into 75,000,000 shares of Parent Common Stock and 5,000,000 shares of Preferred Stock, par value $0.001 per share (“Parent Preferred Stock” and together with the Parent Common Stock the “Parent Capital Stock”). As of the date hereof: (A) 9,039,010 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and are not subject to preemptive rights; (B) 29,064 shares of Parent Capital Stock were held in the treasury of the Parent or by the Parent Subsidiaries, (C)843,783 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options to purchase shares of Parent Common Stock granted under the Parent’s Employee Option Plan, as amended (the “Parent Employee Option Plan”), and an additional 389,631 shares of Parent Common Stock were reserved for issuance under the Parent Employee Option Plan, (D) 215,258 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options to purchase shares of Parent Common Stock granted under the Parents Director Option Plan (the “Parent Director Option Plan”), and an additional 359,825 shares of Parent Common Stock were reserved for issuance under the Parent Director Option Plan (items (C) and (D) collectively, the “Parent Options,” each of which are held of record by the persons indicated in Section 5.3(a) of the Parent Disclosure Letter).  Except as set forth above or as described in Section 5.3(a) of the Parent Disclosure Letter, no shares of capital stock or other voting securities of the Parent are issued, reserved for issuance or outstanding.

(b)           Except for (i) outstanding Parent Stock Options to purchase an aggregate of 1,059,041 shares of Parent Common Stock, (ii) an aggregate of 749,456 shares of Parent Common Stock available for grant under the Parent Option Plan’s shares of Parent Capital Stock (subject to adjustment as provided in such Parent Warrants), and (iii) agreements or arrangements described in Section 5.3(b) of the Parent Disclosure Letter, there are no options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments of any character to which the Parent is a party or by which the Parent is bound relating to the issued or unissued capital stock of the Parent or any Parent Subsidiary or obligating the Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, other equity interests in, or securities exchangeable for or convertible into capital stock or other equity interests in, the Parent or any Parent Subsidiary.  Section 5.3(b) of the Parent Disclosure Letter sets forth a summary of any and all agreements, arrangements or commitments by which the Parent has granted any rights relating to the registration by the Parent of shares of its capital stock for sale under the Securities Act.

(c)           Except as set forth in Section 5.3(c) of the Parent Disclosure Letter, all shares of the Parent’s capital stock and all Parent Stock Options and Parent Warrants, whether or not currently outstanding, were issued in compliance (and if reacquired or canceled by the Parent, reacquired or canceled in compliance) with all applicable federal and state securities Laws.

(d)           There are no outstanding contractual obligations of the Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any share of Parent Capital Stock or any capital stock of any Parent Subsidiary.  Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights and each such share owned by the Parent is free and clear of all Liens.  The Merger Consideration, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and free and clear of all Liens, and the issuance thereof is not subject to any preemptive or other similar right.

Section 5.4             Authority.  Each of the Parent, Click Sub and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement to be consummated by the Parent, Click Sub and Merger Sub.  The execution and delivery of this Agreement by each of the Parent, Click Sub and Merger Sub and the consummation by each of the Parent, Click Sub and Merger Sub of the transactions contemplated hereunder have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Parent, Click Sub or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereunder, other than, with respect to the Merger, the filing of the Certificate of Merger.  This Agreement has been duly authorized and validly executed and delivered by each of the Parent, Click Sub and Merger Sub and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Parent, Click Sub and Merger Sub, enforceable against the Parent, Click Sub and Merger Sub in accordance with its terms, subject to (i) the effect of applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and (ii) the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

Section 5.5             No Conflict.

(a)           The execution and delivery of this Agreement by the Parent, Click Sub and Merger Sub do not, and the performance of this Agreement by the Parent, Click Sub and Merger Sub will not:

(i)            conflict with or violate any provision of the Parent’s articles of incorporation or by-laws or any comparable organizational documents of any Parent Subsidiary;

(ii)           assuming that all consents, approvals, authorizations and other actions described in Section 5.5 have been obtained and all filings and obligations described in Section 5.5 have been made, conflict with or violate any Law binding upon and applicable to the Parent or any Parent Subsidiary or by which any property or asset of the Parent or any Parent Subsidiary is or may be bound or affected, except for any such conflicts or violations that, individually or in the aggregate, have no Material Adverse Effect on the Parent; or

(iii)          result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Parent or any Parent Subsidiary under, any Contract to which the Parent or any Parent Subsidiary is a party or by which any of them or their assets or properties is or may be bound or affected.

Section 5.6             Required Filings and Consents.  The execution and delivery of this Agreement by the Parent, Click Sub and Merger Sub do not, and the performance of this Agreement by the Parent, Click Sub and Merger Sub will not, require the Parent or any Parent Subsidiary to obtain or make, as the case may be, any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except for (i) those consents, approvals, authorizations and permits as set forth in Section 5.6 of the Parent Disclosure Letter, which shall have been obtained or made by the Parent, Click Sub and Merger Sub prior to Closing, (ii) applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Blue Sky Laws, the rules and regulations of the NASDAQ National Market and the filing of the Certificate of  Merger as required by the DGCL and Articles of Merger as required by the TBCA, and (iii) filings with the SEC and the NASDAQ National Market in connection with registration rights granted to holders of Company Stock under this Agreement.  Neither the Parent nor any of the Parent Subsidiaries is a party to, bound by, any contract or other agreement that would prohibit the transactions contemplated by this Agreement.

Section 5.7             SEC Filings; Parent Financial Statements.

(a)           Parent has filed all forms, reports, schedules, statements and other documents (including all exhibits, annexes, supplements and amendments to such documents) required to be filed by it under the Exchange Act and the Securities Act since June 30, 2000 (collectively, including any such documents filed subsequent to the date of this Agreement, the “Parent SEC Reports”) and Parent has made available to the Company each Parent SEC Report filed with the U.S. Securities and Exchange Commission (the “SEC”) since December 31, 2002.  The Parent SEC Reports, including any financial statements or schedules included or incorporated therein by reference, at the time they were filed, (i) complied in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those Parent SEC Reports and (ii) did not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those Parent SEC Reports, in the light of the circumstances under which they were made, not misleading.  No Parent Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the SEC or any national securities exchange or quotation service or comparable Governmental Entity.

(b)           Each of the consolidated balance sheets included in the Parent SEC Reports (including the related notes and schedules) fairly presented, in all material respects, the consolidated financial position of the Parent as of the dates set forth in those consolidated balance sheets, in each case in conformity with U.S. GAAP.  Each of the consolidated statements of income and of cash flows included in the Parent SEC Reports (including any related notes and schedules) (i) fairly presented, in all material respects, the consolidated results of operations and cash flows, as the case may be, of the Parent and the consolidated Parent Subsidiaries for the periods set forth in those consolidated statements of income and of cash flows (subject, in the case of unaudited quarterly statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in conformity with U.S. GAAP consistently applied throughout the periods indicated, and (ii) were correct and complete, and were consistent with the books and records of the Parent and the Parent Subsidiaries (which books and records were correct and complete).  All of such balance sheets and statements complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(c)           Except as and to the extent set forth on the consolidated balance sheet of the Parent and the consolidated Parent Subsidiaries as of December 31, 2003 including the related notes, neither the Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the related notes prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business.

Section 5.8             Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or any Parent Subsidiary.

ARTICLE VI

COVENANTS

Section 6.1             Conduct of Business of the Company.  Except as contemplated by this Agreement or with the prior written approval of the Parent, during the period from the date of this Agreement to the Effective Time, the Company will conduct its operations only in the ordinary course of business and will use commercially reasonable efforts to preserve intact the business organization of the Company, to keep available the services of the present officers and key employees of the Company, to maintain the Intellectual Property of the Company, to preserve and keep confidential the trade secrets of the Company, and to preserve the good will of customers, suppliers and all other persons having business relationships with the Company.  Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or disclosed in Section 6.1 of the Company Disclosure Letter, prior to the Effective Time, the Company will not, without the prior written approval of the Parent:

(a)           except as required by applicable Law, adopt any amendment to the articles of incorporation or by-laws of the Company;

(b)           issue, reissue, sell or pledge, or authorize the issuance, reissuance, sale or pledge of (x) additional shares of capital stock or other equity securities of any class, or securities convertible into capital stock or other equity securities or any rights, warrants or options to acquire any such convertible securities or capital stock or other equity securities, or (y) any other securities in respect of, in lieu of, or in substitution for, Company Capital Stock outstanding on the date hereof;

(c)           declare, set aside, make or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock;

(d)           directly or indirectly, split, combine, subdivide, reclassify or redeem, retire, purchase or otherwise acquire, or propose to redeem, retire or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

(e)           (i) increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees, (ii) pay any benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or (iii) establish, adopt, enter into, amend or take any action to accelerate rights under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable Law or contemplated by this Agreement; provided, however, that nothing in this Agreement will be deemed to prohibit the payment of benefits as they become payable or prevent the Company from fulfilling any obligation entered into prior to the date of this Agreement;

(f)            acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any assets (other than the licensing of the Company’s products in the ordinary course of business), or enter into any material commitment or transaction outside the ordinary course of business;

(g)           enter into any agreement for the acquisition by or license to the Company of any software or technology of any third party;

(h)           other than the Bridge Financing, (i) incur, assume or prepay any long-term indebtedness or incur or assume any short-term indebtedness (including, in either case, by issuance of debt securities), or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;

(i)            terminate, cancel or request any material change in, or agree to any material change in, any material agreement of the Company, or enter into any material agreement or make or authorize any capital expenditure; provided, however, that Parent shall not unreasonably withhold or delay consent to any request by the Company to terminate, cancel, change or enter into a material agreement;

(j)            change the Company’s accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or as required pursuant to applicable Law or GAAP in the reasonable opinion of the Company’s independent certified accountants;

(k)           waive, release, assign, settle or compromise any material rights, claims or litigation;

(l)            pay, discharge or satisfy any material claim, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business;

(m)          enter into any agreement or arrangement that materially limits or otherwise restricts the Company or any successor thereto, or that would, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area; or

(n)           make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability.

Section 6.2             Notification of Certain Matters.  The Company shall promptly notify the Parent of (a) the occurrence or non-occurrence of any fact or event which could reasonably be expected (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, (ii) to cause any material covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects or (iii) to result in a Material Adverse Effect on the Company, (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder, (c) any notice or other material communications from any Governmental Entity in connection with the transactions contemplated by this Agreement and (d) the commencement of any suit, action or proceeding that seeks to prevent, seeks damages in respect of, or otherwise directly relates to the consummation of the transactions contemplated by this Agreement.

Section 6.3             Access to Information; Confidentiality.

(a)           Except as required under any confidentiality agreement or similar agreement or arrangement to which the Company is a party or under applicable Law or the regulations or requirements of any securities exchange or quotation service or other self regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Effective Time, the Company shall (and shall cause their respective subsidiaries to):  (i) provide to the Parent (and its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, investment bankers, agents and other representatives (collectively, “Representatives”)) access at reasonable times upon prior notice to the officers, directors, properties, offices and other facilities of the Company and to the books and records thereof; and (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company as the Parent or its Representatives may reasonably request.  No investigation conducted under this Section 6.3 shall affect or be deemed to modify any representation or warranty made in this Agreement.

(b)           The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement between the Parent and the Company with respect to the information disclosed under this Section 6.3.

(c)           Prior to the Closing, none of the Company, the Parent nor any of their Representatives shall disclose the terms of this Agreement to any employee of the Company, other than the Company’s stockholders, officers and directors, without the prior written approval of the parties hereto; provided, that the Parent may disclose the terms of this Agreement and the transactions contemplated by this Agreement in any Parent SEC Reports filed by the Parent prior to the Closing.

Section 6.4             Employee Matters.

(a)           Effective as of the Effective Time, Parent shall provide, or cause the Surviving Corporation and its subsidiaries and successors to provide, those persons who, at the Effective Time, were employees of the Company and its subsidiaries that Parent has chosen to retain (“Covered Employees”), with benefits and compensation during their continuing employment that are substantially equivalent, in the aggregate, to the compensation and benefits provided to such employees as of the date of this Agreement; provided, that Parent may implement a program after the Merger to make such salaries and benefits consistent with Parent’s existing salaries, bonuses and benefits applicable to comparably situated Parent employees; provided, further, that nothing herein shall restrict the Parent or the Surviving Corporation from terminating the employment of any such employees in accordance with applicable laws and contractual rights, if any, of such employees.

(b)           Except as otherwise prohibited by the terms of any applicable insurance policy, the Parent will, or will cause the Surviving Corporation to:  (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Covered Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time (to the extent a Covered Employee has satisfied any such condition, exclusion or waiting period prior to Closing under a corresponding plan of the Company); (ii) provide each such Covered Employee with credit for any co-payment and deductibles paid prior to the Effective Time and during the plan year in which Closing occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time; and (iii) provide each Covered Employee with credit for purposes of vesting and eligibility for all service with the Company and its affiliates under each employee benefit plan, policy, program, or arrangement of the Parent or its affiliates in which such employees are eligible to participate to the extent such service was credited for similar purposes under similar plans of the Company; provided, however, that in no event shall the Covered Employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

(c)           The Parent shall (i) cause the Surviving Corporation after the consummation of the Merger to pay all amounts provided under all of the Company’s Benefit Plans in accordance with their terms, and (ii) honor and cause the Surviving Corporation to honor all rights, privileges and modifications to or with respect to any Benefit Plans which become effective as a result of such change in control in accordance with their terms, subject in each case to all rights to amend or terminate any Benefit Plan in accordance with its terms.

Section 6.5             Expenses.  The Company shall settle and pay the Company Transaction Expenses, the Subordinated Debt and Bridge Financing in cash on the Closing Date immediately after the Effective Time with cash of Merger Sub as contemplated by Section 8.3.

Section 6.6             Registration Rights.  Within seventy-five (75) days after the Closing, Parent, at its cost and expense, shall use its best efforts to prepare and file with the SEC a shelf registration statement on Form S-3 pursuant to Rule 415 of the Securities Act of 1933, as amended, covering the resale of the Merger Consideration, with such registration to become effective as soon as possible thereafter.  In the event that Parent fails to prepare and file the Form S-3 within the seventy-five (75) day requirement, Parent shall pay those shareholders of the Company receiving Stock Consideration a penalty of $100,000 in cash (the “Delay Penalty”) for every thirty (30) days of delay, each such Delay Penalty payment to be made immediately following each such thirty (30) days of delay, but in any case no earlier than 180 days following the Closing.  If a Delay Penalty is triggered pursuant to this Section 6.6, each shareholder of the Company receiving Stock Consideration shall be entitled to receive their pro-rata portion of the Delay Penalty.  No person receiving any Employee Consideration shall be entitled to any portion of the Delay Penalty.  Notwithstanding the foregoing, no Delay Penalty shall be due if a shelf registration statement on Form S-3 is declared effective by the SEC within one-hundred and eighty (180) days following the Closing.  Parent will maintain the effectiveness of the Form S-3 for at least two years after the Closing Date.

Section 6.7             Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Parent and the Company and its respective board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, any necessary filings are made and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.8             Lock-Up Period.  For a period of one hundred and eighty (180) days after the Closing (the “Lock-Up Period”), without the prior written consent of the Parent, Holders will not, directly or indirectly, offer for sale, transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign in any other way, encumber or dispose of, directly or indirectly or whether or not by operation of law or for value (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Parent Shares received pursuant to this Agreement.

Section 6.9             Escrow of Certain Consideration.  After the Closing, the Parent shall act as escrow agent with respect to the Escrowed Consideration and shall establish a segregated account at its office or with the Parent’s regular commercial bank to hold the Escrowed Consideration (the “Escrow”).  Until such time as the Escrowed Consideration is released from the Escrow in accordance with the terms of this Agreement, and subject to Section 2.6 and the indemnification obligations of the Company and the Holders under Article VII, the Escrowed Stock Consideration shall be issued and held in book-entry form in the names of the holders who received the Stock Consideration and Employee Stock Consideration in proportion to their interest in the Escrowed Stock Consideration, and the Escrowed Cash Consideration shall be deposited and held in a segregated account at the Parent’s regular commercial bank.  The Parent shall comply with the procedures pertaining to the Escrow, the Escrowed Consideration and any disputes related thereto as set forth in Sections 7.4 and 7.5 below.  The Escrowed Stock Consideration shall be validly issued, fully paid and outstanding shares of Parent.

Section 6.10           Taxable Transaction.  The Parent and the Company agree to treat the Merger and the exchange of the Merger Consideration for the shares of Company Stock pursuant to the Merger as a taxable transaction under the Code.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

Section 7.1             Survival.

(a)           All representations and warranties made in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the other party, and shall survive the Closing and shall continue to be fully effective and enforceable for a period beginning on the Closing and ending twelve (12) months following the Closing (the “Survival Period Termination Date”); provided, however, that the representations and warranties contained in Sections 3.3, 4.3 and 5.3 shall terminate on the second anniversary of Closing.

(b)           All covenants set forth in this Agreement required to be performed or complied with prior to the Closing shall survive the Closing and shall survive for a period beginning on the Closing and ending on the Survival Period Termination Date.  Notwithstanding the foregoing, any claim for indemnification that is asserted by written notice as provided in Section 7.4 prior to the Survival Period Termination Date shall survive until resolved by the Parent, on the one hand, and the Company Stockholder Representative (in the case of claims against the Escrow) or the applicable Holder (in the case of claims where a Holder is individually and not jointly liable), on the other hand, or pursuant to a final nonappealable judicial determination.  All covenants set forth in this Agreement required to be performed or complied with on or after the Closing shall continue forever.

Section 7.2             Indemnification Provisions for Benefit of the Parent and the Company Stockholders.

(a)           The Parent shall be entitled to be indemnified from the Escrow for any and all loss, damage, cost (including allocable costs incurred by employees), reasonable expense (including court costs, amounts paid in settlement, judgments, attorneys’ fees or other expenses for investigating and defending), suit, action, claim, deficiency, liability or obligation (collectively, “Loss”) suffered by the Parent, the Surviving Corporation or any of their officers, directors, agents, stockholders, representatives, parents, subsidiaries, affiliates, successors and assigns (collectively, the “Parent Indemnified Parties”), related to, caused by or arising from (i) any misrepresentation or breach of warranty by the Company, (ii) the disputed amounts with respect to Items 1 and 2 set forth in Section 3.8(b) of the Company Disclosure Letter, or (iii) prior to the Effective Time, any failure by the Company to fulfill any covenant or agreement contained herein or in any other agreement, instrument or other document delivered pursuant hereto.

(b)           Each Holder, individually and not jointly, shall indemnify Parent for any and all Losses suffered by any Parent Indemnified Parties related to, caused by or arising from (i) any misrepresentation or breach of warranty by such Holder (but, for purposes of clarity only, other than with respect to Section 3.3, not from any misrepresentation or breach of warranty by the Company), or (ii) any failure by the Holder to fulfill, either prior to or after the Effective Time, any covenant or agreement of such Holder contained herein (but, for purposes of clarity only, not from any failure by the Company to fulfill any covenant or agreement of the Company contained herein).  With respect to any representation or warranty made in Article III as to the knowledge of the Company and/or the knowledge of the Holders, the breach of such representation or warranty shall be deemed to be a breach by the Company and not such Holders.

(c)           The Parent shall indemnify the Holders for any and all Losses suffered by the Holders , the Company or any of their respective officers, directors, agents, stockholders, representatives, parents, subsidiaries, affiliates, successors and assigns (the “Holder Indemnified Parties”), related to, caused by or arising from (a) any misrepresentation or breach of warranty by the Parent, Click Sub or Merger Sub, or (b) any failure by the Parent, Click Sub or Merger Sub to fulfill, either prior to or after the Effective Time, any covenant or agreement contained herein.

Section 7.3             Calculation of Losses.  Solely for the purposes of determining Losses pursuant to this Article VII, any requirement in a representation or warranty that an event or fact be material or have a Material Adverse Effect on the Company or have a Material Adverse Effect on the Parent (as the case may be), which is a condition to such event or fact constituting an inaccuracy or breach of such representation or warranty, shall be ignored and all Losses arising out of the inaccuracy or breach of such representation or warranty shall be taken into account for purposes of determining the rights of a party to indemnification pursuant to this Article VII.

Section 7.4             Limitation of Indemnification Obligation.

(a)           Subject to Sections 7.4(b) and 7.5, (i) the Parent shall be entitled to recover amounts from the Escrow in respect of any claim for indemnification under Section 7.2, (A) only to the extent the aggregate amount of all such claims exceeds $50,000 (the “Company Deductible”); provided, however, that any claims identified under Section 7.2(a)(ii) shall be paid in full from the Escrow and shall not be subject to, or count towards the satisfaction of, the Company Deductible, and (B) thereafter, only to the extent that the aggregate amount of all such claims is less than or equal to the aggregate value of the Escrowed Consideration (such value, to be calculated by multiplying the number of shares of Escrowed Stock Consideration then held in the Escrow by the trailing twenty day average closing price per share of the Parent Shares on the NASDAQ National Market at the time such claims are paid, plus the amount of cash held as Escrowed Cash Consideration, is referred to herein as the “Escrow Value”), and (ii) amounts due to the Parent under Section 7.2 shall be recovered solely from the Escrowed Consideration then held by the Parent.  In the event that any Losses recovered by Parent from the Escrowed Consideration are on account of a misrepresentation or breach of warranty by one or more (but not all) Holders or any failure by one or more (but not all) Holders to fulfill any covenant or agreement contained herein, then the Losses recovered by Parent from the Escrowed Consideration shall only be recovered or deducted from the Escrowed Stock Consideration or Escrowed Cash Consideration corresponding to the breaching Holder or Holders that were placed in the Escrow and shall not be recovered or deducted from any Escrowed Stock Consideration or Escrowed Cash Consideration of the non-breaching Holder or Holders that were placed in the Escrow.  For purposes of clarity, in the event that any Losses recovered by the Parent from the Escrowed Consideration are on account of a misrepresentation or breach of warranty by the Company or by all (but not less than all) Holders or any failure by the Company or by all (but not less than all) Holders to fulfill any covenant or agreement contained herein, then the Losses recovered by the Parent from the Escrowed Consideration shall not be limited to the Escrowed Stock Consideration or Escrowed Cash Consideration of any individual Holder, but shall be recovered or deducted from the Escrowed Consideration pro rata among all Holders and persons who received Employee Consideration.

(b)           Notwithstanding Section 7.4(a), (i) the Company Deductible shall not apply to, and the Parent’s recovery shall not be limited to the Escrowed Consideration in respect of, Losses arising out of a misrepresentation or breach of warranty made in respect of Sections 3.3 [Capitalization] and 4.3 [Good Title and Ownership of Company Stock], provided that such Losses arising out of a misrepresentation or breach of warranty in respect of Sections 3.3 [Capitalization] and 4.3 [Good Title and Ownership of Company Stock] shall be limited to the total Stock Consideration; and (ii) all indemnification obligations of each Holder hereunder arising out of a misrepresentation or breach of warranty by such Holder in respect of Sections 3.3 [Capitalization] and 4.3 [Good Title and Ownership of Company Stock] will be limited to the amount of the Stock Consideration actually received by such Holder and the amount of Escrowed Stock Consideration or Escrowed Cash Consideration held in such Holder’s name.  Other than the aforementioned, for purposes of clarity only, it is the intent of the parties that the Escrowed Consideration shall be sole and exclusive right and remedy of Parent with respect to any claim for indemnification for breach of a covenant, representation or warranty under this Agreement by the Company or the Holders.

(c)           On the date that is twelve (12) months after the date of the Effective Time, the Escrowed Consideration then held by the Parent in excess of the Parent’s then-current estimate of the value of any pending indemnification claim(s) shall be released to the persons who have interests in the Escrowed Consideration hereunder and the balance retained in escrow; provided that such amount of Escrowed Stock Consideration so retained shall be determined based upon the trailing twenty day average closing price per Parent Share on the NASDAQ National Market.  On each such date, any released Escrowed Consideration shall be distributed to the persons who have interests in the Escrowed Consideration hereunder (on a pro rata basis) as promptly as practicable, but in no event later than five (5) business days following such date.  Thereafter, upon the resolution or settlement of each claim made against the Escrow Consideration, the remaining outstanding Escrowed Consideration to be retained shall be determined based upon the trailing twenty day average closing price per Parent Share on the NASDAQ National Market at the time such claim is paid.

Section 7.5             Indemnification Procedures.

(a)           A party seeking indemnification under this Article VII (the “Indemnified Party”) shall promptly notify the party to provide indemnification under this Article VII (the “Indemnifying Party”) in writing of any claim, demand, action or proceeding for which indemnification will be sought under Section 7.2, and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the Indemnifying Party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnified Party.  The Indemnified Party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding.  In connection with any such third party claim, demand, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession related to such claim.  No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.  If a firm written offer is made to settle any such third party claim, demand, action or proceeding, which offer does not involve any injunctive or non-monetary relief against the Indemnified Party, and the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement, then: (i) the Indemnifying Party shall be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the Indemnifying Party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement.  In the event that any party shall fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary herein, the other party shall not be required to indemnify any person for any Losses that could reasonably be expected to have been avoided if such efforts had been made.

(b)           Notwithstanding the foregoing, in the event that Parent seeks recovery pursuant to a claim for indemnification under Section 7.2, the Company Stockholder Representative (defined in Section 7.7 below) shall have 30 days after receipt of the claim notice required pursuant to Section 7.5(a) above to notify Parent in writing (“Response Notice”)

whether the Holders accept liability for all or any part of the Losses described in such claim notice.

(i)            If the Company Stockholder Representative does not so notify Parent, the Holders shall be deemed to accept liability for all the Losses described in the claim notice subject to Section 7.4.

(ii)           If in his Response Notice the Company Stockholder Representative agrees that some or all of the Losses described in the Parent’s claim notice are indemnifiable claims and Losses pursuant to Section 7.2 (or if the Company Stockholder Representative fails to deliver a Response Notice within the required time period and as such is deemed to have agreed) then Parent shall have the right to recover such undisputed indemnifiable claims and Losses from the Escrowed Consideration pursuant and subject to Section 7.4 above.

(iii)          If the Company Stockholder Representative gives a Response Notice contesting whether some or all of the Losses described in Parent’s claim notice are indemnifiable claims and Losses pursuant to Section 7.2, then such dispute shall be resolved as follows:

(A)          The Company Stockholder Representative and Parent shall attempt to resolve such dispute amicably through good faith discussions upon the request of either party; and

(B)           In the event that such dispute cannot be resolved through such discussions within a period of thirty (30) days after delivery of the request described in Section 7.5(b)(iii)(A) above, the dispute shall be finally settled by arbitration in Chicago, Illinois in accordance with the rules then in effect of the American Arbitration Association.  The arbitrator(s) shall have the right to grant specific performance, and to allocate the costs of arbitration in such equitable manner as the arbitrator(s) may deem appropriate.  The prevailing party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith (and, in the event the non-prevailing party is a Holder, the prevailing party shall receive such reimbursement out of the Escrowed Consideration).  Judgment upon the award so rendered may be entered in any court having jurisdiction.  For any dispute submitted to arbitration hereunder, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

(c)           In the event of Parent seeks indemnification under this Article VII on account of a misrepresentation or breach of warranty by one or more (but not all) Holders or any failure by one or more (but not all) Holders to fulfill any covenant or agreement contained herein, then for purposes of this Section 7.5 references to the Company Stockholder Representative in this Section 7.5 shall refer to such Holder or Holders individually.

Section 7.6             Exclusive Rights.  After the Closing, absent fraud, an Indemnified Party’s rights to indemnification under this Article VII, including against the Parent Indemnified Parties or the Holder Indemnified Parties, as the case may be, are such Indemnified Party’s exclusive remedy for any breach of any representation or warranty in this Agreement or the transactions to be consummated hereunder.

Section 7.7             Company Stockholder Representative; Approval of Company Stockholders.

(a)           Scott H. Colvert shall be constituted and appointed as agent (the “Company Stockholder Representative”) for and on behalf of the Company Stockholders to give and receive notices and communications made pursuant to this Agreement, to authorize delivery to the Parent or the Surviving Corporation of the Escrowed Consideration in satisfaction of claims pursuant to this Agreement, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Company Stockholder Representative for the accomplishment of the foregoing.  Such agency may be changed by the holders of a majority in interest of the Escrowed Consideration from time to time upon not less than ten (10) business days’ prior written notice to the Parent.  No bond shall be required of the Company Stockholder Representative, and the Company Stockholder Representative shall receive no compensation for his or her services.  Notices or communications to or from the Company Stockholder Representative shall constitute notice to or from each of the Company Stockholders for purposes of this Agreement.

(b)           The Company Stockholder Representative shall not be liable for any act done or omitted hereunder as Company Stockholder Representative while acting in good faith and not in a manner constituting gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Company Stockholders shall severally indemnify the Company Stockholder Representative and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Company Stockholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder.

(c)           The approval by the Company Stockholders of the Merger shall be deemed to be approval of the terms of the provisions of this Article VII, including indemnification of the Parent under Section 7.2 and the appointment of the Company Stockholder Representative.

(d)           A decision, act, consent or instruction of the Company Stockholder Representative shall constitute a decision of all Company Stockholders and shall be final, binding and conclusive upon each such Company Stockholder, and the Parent and the Surviving Corporation may rely exclusively upon any such decision, act, consent or instruction of the Company Stockholder Representative as being the decision, act, consent or instruction of each and every Company Stockholder.  The Parent and the Surviving Corporation are each hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Company Stockholder Representative.  Except for a notice regarding the change of the Company Stockholder Representative (as contemplated above), the

Parent and the Surviving Corporation shall each be entitled to disregard any notices or communications given or made by any Company Stockholder unless given or made through the Company Stockholder Representative, provided that the Parent or the Surviving Corporation promptly deliver a copy of such notices or communications to the Company Stockholder Representative.

ARTICLE VIII

CLOSING CONDITIONS

Section 8.1             Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger and consummate the other transactions contemplated by this Agreement to be consummated on the Closing Date is subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Parent, Click Sub and Merger Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Parent, Click Sub and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation and warranty is expressly limited by its terms to another date, and the Company shall have received a certificate signed on behalf of the Parent by an executive officer of the Parent to such effect.

(b)           Performance of Obligations of the Parent.  The Parent. Click Sub and Merger shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Parent by an executive officer of the Parent to such effect.

(c)           Injunctions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, orders, injunction or decree (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

(d)           Closing Deliveries of Parent, Click Sub and Merger Sub.  At or prior to the Effective Time, the Company shall have received the following:

(i)            a certificate executed by the Secretary of Merger Sub certifying as of the Closing Date (A) a true and correct copy of the certificate of incorporation of Merger Sub, (B) a true and correct copy of the by-laws of Merger Sub, (C) a true and correct copy of the resolutions of the board of directors and sole stockholder of Merger Sub authorizing the execution, delivery and performance of this Agreement by Merger Sub and the consummation of the transactions contemplated hereby and (D) incumbency matters;

(ii)           a certificate executed by the Secretary of Click Sub certifying as of the Closing Date (A) a true and correct copy of the certificate of incorporation of Click Sub, (B) a true and correct copy of the by-laws of Click Sub, (C) a true and correct copy of the resolutions of the board of directors and sole stockholder of Click Sub authorizing the execution, delivery and performance of this Agreement by Click Sub and the consummation of the transactions contemplated hereby and (D) incumbency matters;

(iii)          a certificate executed by the Secretary of Parent certifying as of the Closing Date (A) a true and correct copy of the certificate of incorporation of Parent, (B) a true and correct copy of the by-laws of Parent, (C) a true and correct copy of the resolutions of the board of directors of Parent authorizing the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby and (D) incumbency matters;

(iv)          a legal opinion from McDermott Will & Emery LLP, counsel to Merger Sub, Click Sub and Parent, in the form of Exhibit 8.1(d)(iv);

(v)           all other documents and certificates required to be delivered by Parent, Click Sub and Merger Sub pursuant to the terms of this Agreement.

Section 8.2             Conditions to Obligations of the Parent.  The obligations of the Parent, Click Sub and Merger Sub to consummate the transactions contemplated by this Agreement to be consummated on the Closing Date are also subject to the satisfaction or waiver by the Parent at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company and the Holders set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company and the Holders set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company and on behalf of the Holders by the Company Stockholder Representative to such effect; provided, that an increase in the amount of Bridge Financing after the date hereof shall not be deemed a breach of any representation or warranty by the Company and the Holders.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)           Injunctions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, orders, injunction or decree (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

(d)           Closing Deliveries of the Company and Holders.  At or prior to the Effective Time, Parent shall have received the following:

(i)            a certificate executed by the Secretary, or other appropriate officer, of the Company certifying as of the date of Closing (A) a true and correct copy of the Company Charter as in effect immediately prior to the Closing, (B) a true and correct copy of the by-laws of the Company, (C) incumbency matters, (D) a true and correct copy of the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, (E) written consent of the requisite number of the stockholders of the Company approving this Agreement and the Merger and the consummation of the transaction contemplated hereby (which in any event shall constitute at least 90% of issued and outstanding Company Series A-1 Preferred Stock, 85% of the issued and outstanding Company Series B-1 Preferred Stock, 90% of the issued and outstanding Company Series C Preferred Stock, and 67% of the issued and outstanding Company Common Stock, each as of the date of such consent and the Closing Date), and (F) a true and correct copy of the list of holders of Company Stock as reflected in the stock transfer books of the Company;

(ii)           a copy of the Company Charter, certified as of a recent date by the Secretary of State of the State of Texas or other appropriate governmental official;

(iii)          a certificate of the Secretary of State of the State of Texas certifying the existence and good standing of the Company;

(iv)          (A) all original minute books, corporate seals and stock or equity ownership records of the Company and (B) all books and records (other than those covered by clause (A) above), Company permits, policies, contracts, plans or other instruments of the Company that are in the possession of the Company (all such materials to be deemed delivered to Parent if they are present at any of the Company’s facilities);

(v)           a legal opinion from Munsch Hardt Kopf & Harr, P.C., counsel to the Company, in the form of Exhibit 8.2(d)(v);

(vi)          resignations of each director (and, if so designated by Parent, certain officers) of the Company and any subsidiary effective as of the Effective Time;

(vii)         a certificate with respect to the amount of Company Transaction Expenses executed by an officer of the Company; and

(viii)        all other documents and certificates required to be delivered by the Company or Holders pursuant to the terms of this Agreement.

Section 8.3             Closing Status of Merger Sub.  At or prior to the Effective Time, Merger Sub shall have received and retain sufficient cash capitalization from the Parent to enable the Company on the Closing Date to:

(a)           settle and pay off in full the Company Transaction Expenses; and

(b)           settle and pay off in full the Subordinated Debt and the Bridge Financing.

ARTICLE IX

TERMINATION

Section 9.1             Termination.  Except as provided in Section 9.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)           by mutual consent of the Company and Parent;

(b)           by Parent or the Company if:  (i) the Closing has not occurred before 5:00 p.m. (Central time) on July 2, 2004 (the “End Date”); provided that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been a cause of, or resulted in, the failure of the Closing to occur on or before such date; provided, further, that in the event that a party has given notice to the other party pursuant to Section 9.1(c) or (d) of an inaccuracy in the other party’s representations or warranties or breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which inaccuracy or breach is curable as provided in Section 9.1(c) or (d), then the End Date shall be deemed extended for so long as the other party continues to exercise its commercially reasonable efforts to cure such inaccuracy or breach, but in any event no longer than July 9, 2004; (ii) there shall be a final nonappealable Law promulgated or issued by a Governmental Entity court in effect preventing consummation of the Merger; or (iii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

(c)           by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement which breach has a Material Adverse Effect on the Company, or if any material representation or warranty of the Company shall have become untrue in any material respect, provided that Parent shall provide notice to the Company of such inaccuracy in the Company’s representations and warranties or breach by the Company and if such inaccuracy or breach is curable by the Company within thirty (30) days through the exercise of its commercially reasonable efforts, then for so long as the Company continues to exercise such efforts, Parent may not terminate this Agreement under this Section 9.1(c) unless such breach is not cured within thirty (30) days (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(c) if it, Click Sub or Merger Sub shall have at such time independently materially breached this Agreement); and

(d)           by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent, Click Sub or Merger Sub set forth in this Agreement which breach has a Material Adverse Effect on the Parent or if any material representation or warranty of Parent shall have become untrue in any material respect, provided, that the Company shall provide notice to the Parent of such inaccuracy in Parent’s, Click Sub’s or Merger Sub’s representations and warranties or breach by Parent, Click Sub or Merger Sub and if such inaccuracy or breach is curable by Parent within thirty (30) days through the exercise of its commercially reasonable efforts, then for so long as Parent continues to exercise such efforts, the Company may not terminate this agreement under this Section 9.1(d) unless such breach is not cured within thirty (30) days (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if it shall have at such time independently materially breached this Agreement); and

(e)           by the Company or Parent by written notice to the other, if the Company accepts a Competing Transaction.  For the purposes hereof, a Competing Transaction means an equity investment in the Company (other than as may be provided by the Company’s existing shareholders), or a sale of all or any substantial part of the Company’s stock or assets, or any merger, consolidation, liquidation or other business combination involving the Company.

Section 9.2             Effect of Termination.  In the event of termination of this Agreement by either the Parent or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 9.2 which shall survive the termination of this Agreement), and there shall be no liability on the part of either the Parent, Click Sub, Merger Sub or the Company or any of their respective directors, officers, employees or stockholders to one another; provided, however, that if this Agreement is terminated (a) pursuant to Section 9.1(e), the Company shall pay to Parent a fee of $500,000, (b) other than as a result of a material breach by the Company of its obligations under this Agreement, Parent shall pay to the Company a break-up fee of $300,000 in immediately available funds and (c) other than as a result of a material breach by Parent of its obligations under this Agreement, the Company shall pay to Parent a break up fee of $150,000 in immediately available funds.

ARTICLE X

MISCELLANEOUS

Section 10.1           Certain Definitions.  For purposes of this Agreement:

(a)           The term “affiliate,” as applied to any person, means any other person directly or indirectly controlling, controlled by, or under common control with, that person.  For the purposes of this definition, “control” (including, the correlative terms “controlling,” “controlled by” and “under common control with”), means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

(b)           The term “business day” means any day, other than Saturday, Sunday or a United States federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.  In computing any time period under this Agreement, the date of the event which begins the running of such time period shall be included, except that if such event occurs on other than a business day such period shall begin to run on and shall include the first business day thereafter.

(c)           The term “including” means, unless the context clearly requires otherwise, including but not limited to the things or matters named or listed after that term.

(d)           Except as otherwise provided herein, the term “knowledge,” as applied to the Company, means the actual knowledge of David Lonsdale, Stephen Lynn, Kevin Stadler and

Jim Taylor, and, as applied to the Parent, the actual knowledge of Michael Ferro, Michael Nelson, and Justin Dearborn.

(e)           The term “person” shall include individuals, corporations, limited and general partnerships, trusts, limited liability companies, associations, joint ventures, Governmental Entities and other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(f)            The term “subsidiary” or “subsidiaries” means, with respect to the Parent, the Company or any other person, any corresponding or other entity of which the Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests constituting more than 50% of the voting or economic interest in such entity.

Section 10.2           Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 10.3           Governing Law; Waiver of Jury Trial.

(a)           THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.3(b).

Section 10.4           Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to Parent:

Click Commerce, Inc.
200 E. Randolph St.
52nd Floor
Chicago, IL  60601
Attention:  General Counsel
Fax: (312) 482-8557

with copies to:

McDermott Will & Emery LLP
227 W. Monroe Street
Chicago, IL  60606
Attention:  Mark A. Harris
Fax:  (312) 984-7700

if to the Company:

bTrade, Inc.
2324 Gateway Drive
Irving, TX 75063
Attention:  David Lonsdale
Fax: (972) 580-8623

with copies to:

Munsch Hardt Kopf & Harr, P.C.
4000 Fountain Place
1445 Ross Avenue
Dallas, TX 75202-2790
Attention:  Mark A. Kopidlansky
Fax:  (214) 978-4311

if to the Company Stockholder Representative:

Scott H. Colvert
c/o Hunt Capital Growth Fund II, L.P.
1601 Elm Street, Suite 4000
Dallas, TX 75201
 Fax:  (214) 720-1662

if to Glenn Dixon:

Shawmut Equity Partners, L.P.
75 Federal Street, 18th floor
Boston, MA 02110

Attention:  Glenn S. Dixon
Fax: (617) 368-4910

if to David Lonsdale:

603 Canemount Lane
Coppell, TX 75019

if to Bret Maxwell:

The Productivity Fund IV, L.P.
The Sears Tower
233 S. Wacker Drive, Suite 9700
Chicago, IL 60606
Fax:  (312) 324-7711

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 10.5           Entire Agreement.  This Agreement (including any exhibits and annexes to this Agreement), the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter of this Agreement.

Section 10.6           No Third Party Beneficiaries.  Except (a) as provided in Section 6.3 with respect to the Company Stockholders, (b) as contemplated by Article II with respect to the holders of issued and outstanding shares of Company Stock as of immediately prior to the Effective Time (including their rights with respect to the receipt of Merger Consideration) and (c) as contemplated by Section 6.1 with respect to the Covered Employees, this Agreement is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

Section 10.7           Amendment.  This Agreement may not be amended except by an instrument in writing approved by the Board of Directors of the Company and consented to by the Stockholder Representative and the Board of Directors of the Parent; provided that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Company Stock shall be converted upon consummation of the Merger or that is otherwise prohibited by applicable Law.

Section 10.8           Obligations of the Parent.  Whenever this Agreement requires a Parent Subsidiary to take any action, that requirement shall be deemed to include an undertaking on the part of the Parent to cause that Parent Subsidiary to take that action.

Section 10.9           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement.  If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

Section 10.10         Interpretation.  The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.  Where a reference in this Agreement is made to a Section, exhibit or annex, that reference shall be to a Section of or exhibit or annex to this Agreement unless otherwise indicated.

Section 10.11         Assignment.  This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of the Company and the Parent.

Section 10.12         Specific Performance.  The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise reached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement and Plan of Merger as of the date first written above.

CLICK COMMERCE, INC.

By:	/s/ Justin Dearborn
Name: Justin Dearborn
	Title:	Vice President, Corporate Legal Affairs &
Human Resources

CLICK TEXAS CORP.

By:	/s/ Justin Dearborn
Name: Justin Dearborn
Title: Vice President and Secretary

bTRADE ACQUISITION CORP.

By:	/s/ Justin Dearborn
Name: Justin Dearborn
Title: Vice President and Secretary

bTRADE, INC.

By:	/s/ David Lonsdale
Name: David Lonsdale
Title: Chief Executive Officer

HOLDERS:

HUNT CAPITAL GROWTH FUND II, L.P.

By:	Hunt Capital Growth, L.P., its General
Partner

	By:	Hunt Capital Group, LLC,
its General Partner

		By:	/s/ J.R. Holland, Jr.
J. R. Holland, Jr., President

THE PRODUCTIVITY FUND IV, L.P.,
a Delaware limited partnership

By:	FIRST ANALYSIS MANAGEMENT
COMPANY IV, L.L.C., its General Partner

	By:	/s/ Bret R. Maxwell
Bret R. Maxwell, Managing Member

THE PRODUCTIVITY FUND IV ADVISORS
FUND, L.P., a Delaware limited partnership

By:	FIRST ANALYSIS MANAGEMENT
COMPANY IV, L.L.C., its General Partner

	By:	/s/ Bret R. Maxwell
Bret R. Maxwell, Member

INFRASTRUCTURE AND
ENVIRONMENTAL PRIVATE EQUITY
FUND III, L.P., a Delaware limited partnership

By:	Infrastructure and Environmental Private Equity Management III, L.L.C., its General Partner

	By:	/s/ Bret R. Maxwell
Bret R. Maxwell, Managing Member

ENVIRONMENTAL & INFORMATION
TECHNOLOGY PRIVATE EQUITY FUND III,
a civil partnership with limitation of liability established under the laws of the Federal Republic of Germany

By:	Infrastructure and Environmental Private Equity Management III, L.L.C., its Investment Manager

	By:	First Analysis IEPEF Management Company III, L.L.C., its Member

		By:	First Analysis Corporation, its Member

			By:	/s/ Bret R. Maxwell
Bret R. Maxwell, Vice Chairman

/s/ Bret R. Maxwell
BRET R. MAXWELL

SHAWMUT EQUITY PARTNERS, L.P.

	By:	Shawmut Capital Partners, LLC,
its General Partner

	By:	/s/ Glenn S. Dixon
Glenn S. Dixon, Managing Director

/s/ David Lonsdale
DAVID LONSDALE